Exhibit 10.1

THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

This offer document, including the related acceptance form, contains important information and should be read carefully before any decision is made with respect to the offer by Stanley Black & Decker, Inc. (“Stanley Black & Decker”), through its indirect wholly-owned subsidiary SBD Holding AB, company registration number 556853-6303, (“SBD Holding”), to the shareholders and warrant holders in Niscayah Group AB (publ), company registration number 556436-6267 (“Niscayah” or the “Company”) to tender all shares and warrants in Niscayah to SBD Holding (the “Offer”). References to Stanley Black & Decker shall include references to SBD Holding where appropriate.

The information in this offer document purports to be accurate only as of the date of this offer document. No representation is made that it was or will remain accurate on any other date. The information in this offer document is furnished solely for the purpose of the Offer and may not be relied upon for any other purposes.

The information regarding Niscayah included on pages 15–28 in this offer document has been reviewed by the board of directors of Niscayah. Stanley Black & Decker does not represent that the information included herein with respect to Niscayah is accurate or complete, and does not take any responsibility for such information being accurate or complete.

Barclays Capital, Inc. (“Barclays Capital”), Handelsbanken Capital Markets, a business area of Svenska Handelsbanken AB (publ) (“Handelsbanken Capital Markets”) and J.P. Morgan Securities LLC (“J.P. Morgan”) are acting as financial advisors only to Stanley Black & Decker in relation to the Offer and will not be responsible to anyone other than Stanley Black & Decker for providing the protections afforded to clients of Barclays Capital, Handelsbanken Capital Markets and J.P. Morgan, nor for providing advice in relation to the Offer, or any other matter or arrangement referred to in this document. No legal relationships that exist between Barclays Capital, Handelsbanken Capital Markets or J.P. Morgan and Stanley Black & Decker will, or will be deemed to, exist between any of those entities and any other party. No information in this offer document has been audited or reviewed by the auditors of Niscayah or Stanley Black & Decker except for the information provided in the auditors’ report regarding a summary of financial information on page 51, or where otherwise explicitly stated.

Applicable law, disputes and translation

This offer document has been prepared in accordance with the laws of Sweden, as well as relevant rules and regulations applicable to public offers in Sweden. Swedish law, NASDAQ OMX Stockholm’s (“NASDAQ OMX”) rules regarding public offers on the stock market (the “Takeover Rules”), the Swedish Securities Council’s (Sw. Aktiemarknadsnämnden) rulings regarding interpretation and application of the Takeover Rules, and, where applicable, the Swedish Securities Council’s former rulings regarding interpretation and application of the Swedish Industry and Commerce Stock Exchange Committee’s (Sw. Näringslivets Börskommitté) rules on public offers, are applicable to the Offer. In accordance with the Swedish Act on Public Takeovers on the Stock Market (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), SBD Holding has on June 23, 2011 undertaken towards NASDAQ OMX to comply with the Takeover Rules, the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules, and, where applicable, the Swedish Securities Council’s former rulings regarding interpretation and application of the Swedish Industry and Commerce Stock Exchange Committee’s rules on public offers, and submit to the sanctions that NASDAQ OMX may decide upon in event of infringement of the Takeover Rules. SBD Holding informed the Swedish Financial Supervisory Authority (Sw. Finansinspektionen) (the “SFSA”) about the Offer and the above mentioned undertaking on June 27, 2011. Any dispute relating to, or arising in connection with, the Offer shall be settled exclusively by Swedish courts, with the district court of Stockholm (Sw. Stockholms tingsrätt) as the court of first instance.

This offer document is available in Swedish and English. The Swedish language version has been approved by and registered with the SFSA in accordance with the provisions of Chapter 2, Section 3 of the Takeover Act and Chapter 2 a, Section 9 of the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument). SFSA’s approval and registration does not imply that the SFSA guarantees that the factual information provided in this offer document is correct or complete. In the event of any discrepancy between the English and the Swedish language versions, the English language version shall prevail.

Information for holders of shares and/or warrants in Niscayah outside Sweden

The Offer, pursuant to the terms and conditions presented in this offer document, is not being made to (and acceptances will not be accepted from) persons whose participation in the Offer requires that an additional offer document is prepared or registration effected or that any other measures are taken in addition to those required under Swedish law, except where there is an applicable exemption. This offer document, the acceptance form or any other documentation related to the Offer will not be distributed in and must not be mailed to or otherwise distributed or sent into any country in which such distribution would require any such additional measures or would be in conflict with any law or regulation in such country. SBD Holding will not permit or sanction any such distribution. Any acceptance of the Offer resulting directly or indirectly from a violation of these restrictions may be disregarded.

The Offer is not being made, directly or indirectly, by use of mail or any other means or instrumentality (including, without limitation, facsimile transmission, e-mail, telex, telephone and the Internet) in or into Australia, Japan, Canada, South Africa, Hong Kong or New Zealand and the Offer cannot be accepted in or from Australia, Japan, Canada, South Africa, Hong Kong or New Zealand. As a result, this offer document, the acceptance form or other documentation relating to the Offer will not, and may not, be sent by mail or in any other way be distributed, forwarded or transmitted to, from or within Australia, Japan, Canada, South Africa, Hong Kong or New Zealand. SBD Holding will not pay any consideration pursuant to the Offer to, or accept acceptance forms from, Australia, Japan, Canada, South Africa, Hong Kong or New Zealand.

Notwithstanding the foregoing, SBD Holding reserves the right to permit the Offer to be accepted by persons not resident in Sweden if, in its sole discretion, SBD Holding is satisfied that such transaction can be undertaken in compliance with applicable laws and regulations.

Forward-looking statements

Stanley Black & Decker makes forward-looking statements in this offer document which represent its expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward looking statements made in this offer document, include, but are not limited to, statements concerning: the consummation of the acquisition; Niscayah’s business complementing and expanding Stanley Black & Decker’s existing operations and international presence; cost savings; and earnings per share.

You are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are not guarantees of future events and involve risks, uncertainties and other known and unknown factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including, but not limited to, the failure to consummate, or a delay in the consummation of, the transaction for various reasons.

Forward-looking statements made in this offer document are also subject to risks and uncertainties, described in: Stanley Black & Decker’s 2010 Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended April 2, 2011; and other filings the company makes with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. Stanley Black & Decker makes no commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement.

Table of Contents
The Offer in brief	3
The Offer to the shareholders and warrant holders in Niscayah	4
Background and reasons for the Offer	7
Terms, conditions and instructions	8
Statement by the independent committee of Niscayah’s board of directors	11
Fairness opinion from UBS Limited	14
Information about Niscayah	17
Summary of financial information	19
Share capital and shareholder structure etc.	22
Board, senior executives and auditors	26
Niscayah’s articles of association	28
The interim report of Niscayah, January – March 2011	31
Report by Niscayah’s board of directors	48
Description of Stanley Black & Decker and SBD Holding and the financing of the Offer	49
Tax issues in Sweden	51
Auditor’s report regarding summary of historical financial information	53
Agreement with Niscayah	54
Addresses	58

The Offer in brief
For each share of class A and class B in Niscayah, SEK 18.00 is offered in cash. For each warrant in Niscayah, SEK 0.05 is offered in cash.
Acceptance period:	July 25 – September 1, 2011
Preliminary date of settlement:	September 9, 2011

Helpline regarding the Offer for holders of shares and/or warrants in Niscayah Group AB (publ): +46 480 40 41 09

The Offer to the shareholders and

warrant holders in Niscayah

THE OFFER

On June 27, 2011, Stanley Black & Decker, Inc. (“Stanley Black & Decker”), through its indirect wholly-owned subsidiary SBD Holding AB (“SBD Holding”), announced a recommended all-cash offer to the shareholders and warrant holders in Niscayah Group AB (publ) (“Niscayah” or the “Company”) to tender all class A and class B shares and warrants in Niscayah to SBD Holding (the “Offer”). The class B shares in Niscayah are listed on NASDAQ OMX Stockholm (“NASDAQ OMX”), Mid Cap.

SBD Holding offers SEK 18.00 in cash per class A share and class B share in Niscayah and SEK 0.05 in cash per warrant in Niscayah.1) The total value of the Offer amounts to approximately SEK 6.5 billion.2)

The Offer in relation to the class A shares and class B shares represents a premium of:

•

approximately 23.8 per cent compared to the all-share offer made by Securitas AB (“Securitas”) on May 16, 2011, based on the closing price of SEK 60.90 for the class B shares in Securitas on NASDAQ OMX on June 23, 2011 (being the last trading day prior to the announcement of the Offer on June 27, 2011);

•

approximately 46.9 per cent compared to the closing price of SEK 12.25 for the class B shares in Niscayah on NASDAQ OMX on May 13, 2011 (being the last trading day prior to the announcement of Securitas’ offer on May 16, 2011);

•

approximately 50.6 per cent compared to the volume-weighted average price of the class B shares in Niscayah on NASDAQ OMX during the three months up to and including May 13, 2011, of approximately SEK 11.95 3); and

•

approximately 14.6 per cent compared to the closing price of SEK 15.70 for the class B shares in Niscayah on NASDAQ OMX on June 23, 2011 (being the last day of trading prior to announcement of the Offer).

The acceptance period for the Offer is scheduled to run from and including July 25, 2011 up to and including September 1, 2011, at 17.00 CET. The expected date for the settlement is September 9, 2011, provided that each of the conditions for completion of the Offer have previously been fulfilled or waived by such time.

No commission will be charged in connection with the Offer.

The acquisition of Niscayah requires clearance from relevant competition authorities in the European Union and the United States. The necessary clearances are expected to be received prior to or around the end of the acceptance period.4)

Completion of the Offer is conditional upon the conditions that are set forth in the section Terms and conditions on pages 6–8 in this offer document.

STANLEY BLACK & DECKER’S AND SBD HOLDING’S OWNERSHIP OF SECURITIES IN NISCAYAH

When the Offer was announced, neither Stanley Black & Decker nor SBD Holding owned or controlled any shares or warrants in Niscayah and had not acquired any shares or warrants in Niscayah during the six month period immediately prior to announcement of the Offer.

Following the announcement of the Offer on June 27, 2011, SBD Holding acquired in Europe, through purchases made outside the Offer, 21,720,171 class B shares of Niscayah at prices not exceeding SEK 18.00. Consequently, Stanley Black & Decker indirectly, through SBD Holding, currently holds shares in Niscayah representing approximately 5.95 per cent of the shares and approximately 4.42 per cent of the votes in Niscayah.5)

In accordance with, and subject to the restrictions under, applicable laws, rules and regulations, Stanley Black & Decker and its affiliates and any advisor, broker or other person acting as the agent for, or on behalf of, Stanley Black & Decker or any of its affiliates have and

1)	The offered price is subject to adjustment should Niscayah pay any dividend or make any other value transfer prior to the settlement of the Offer and will accordingly be reduced by the amount per share of any such dividend or value transfer. The offer price for the warrants would in such case be adjusted based on the new offer price for the underlying shares.
2)	Based on 363,258,897 outstanding shares in Niscayah (excluding Niscayah’s holding of 1,800,000 treasury shares).
3)	Adjusted for a dividend in Niscayah of SEK 0.30 per share.
4)	On July 18, 2011, Stanley Black & Decker announced the expiration of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act for the Offer and that all U.S. antitrust conditions to the Offer had been satisfied. On July 22, 2011, Stanley Black & Decker announced that it had notified the proposed acquisition with the European Commission under the simplified merger notification procedure (Short Form CO). Following the formal review period of 25 business days, clearance of the acquisition under the EU merger regulation is expected by August 29, 2011. The Company is able to proceed under the simplified procedure because completion of the Offer is not expected to give rise to any competition concerns, as indicated by low post-acquisition market concentration levels.
5)	Based on 365,058,897 shares in Niscayah (including 1,800,000 treasury shares).

The Offer to the shareholders and warrant holders in Niscayah may continue to make arrangements to purchase class B shares in Niscayah outside of the United States, including purchases in the open market at prevailing prices or in private transactions at negotiated prices. Such purchases or arrangements to purchase have been made from the time of the announcement of this Offer and may continue to be made through the expiry of the acceptance period and following the Offer. Such purchases will be made in compliance with applicable laws, rules and regulations.

No such purchases may be made at prices higher than the consideration offered under the Offer or on terms more favorable than the terms of the Offer, unless the consideration and other terms and conditions of the Offer are revised accordingly. Stanley Black & Decker will promptly disclose information regarding such purchases of or arrangements to purchase Niscayah shares in the United States by means of a press release, to the extent that such information is made public in Sweden pursuant to applicable Swedish regulations, and will provide such information to holders of or beneficial owners of Niscayah shares upon their request without charge.

STATEMENT BY THE INDEPENDENT COMMITTEE OF THE BOARD OF DIRECTORS OF NISCAYAH

On May 16, 2011, after the announcement of Securitas’ offer, Niscayah issued a press release stating that the board of directors of Niscayah had decided to appoint an independent committee, consisting of the board members Tomas Franzén, Eva Lindqvist and Håkan Kirstein, to, among other things, evaluate Securitas’ offer and other potential offers.

The independent committee of the board of directors of Niscayah has unanimously decided to recommend that shareholders and warrant holders in Niscayah accept the Offer from SBD Holding. See the section Statement by the independent committee of the board of directors of Niscayah on pages 9–11.

The independent committee has received a fairness opinion from UBS Limited (“UBS”)1). See the section Fairness opinion on pages 12–14.

UNDERTAKINGS FROM SHAREHOLDERS IN NISCAYAH

Two significant shareholders in Niscayah, Triton III ( Nimble) S.à.r.l and Noonday Asset Management LLP,

who together hold 70,820,129 class B shares in Niscayah, representing approximately 19.5 per cent of the shares and 13.7 per cent of the votes in Niscayah,2) have each entered into an irrevocable undertaking with SBD Holding to accept the Offer and tender their shares to SBD Holding in the Offer. These undertakings are conditional on no other party announcing a competing offer for shares in Niscayah at a price which is at least 7.5 per cent higher than the price under the Offer, which SBD Holding decides not to match (i.e. offer a price that at least corresponds to the price in the competing offer) within five business days.

AGREEMENT WITH NISCAYAH

On June 26, 2011, Niscayah made an undertaking to Stanley Black & Decker under which Niscayah, among other things, undertook, subject to certain conditions, to notify Stanley Black & Decker of competing proposals for public offers for Niscayah and not to recommend a superior offer until Stanley Black & Decker has had an opportunity to match the superior offer (i.e. announce an amended offer with a price that at least corresponds to the price in the competing offer) within three days from when Niscayah informed Stanley Black & Decker of the superior proposal. See the section Agreement with Niscayah on pages 52–55.

THE FINANCING OF THE OFFER

The Offer is not subject to any financing condition. The Offer will be financed by Stanley Black & Decker from existing cash and a credit facility.

Stanley Black & Decker is an A/Baa1 rated company with USD 1.9 billion in cash and equivalents on its balance sheet as of July 2, 2011. On July 22, 2011, Stanley Black & Decker entered into a 364-Day Credit Agreement to obtain extensions of credit and commitments aggregating US 1.25 billion (the “Credit Facility”). Stanley Black & Decker’s existing cash resources together with the funds available under the Credit Facility are more than sufficient to fund the entire amount to be paid under the Offer. Notwithstanding the above, Stanley Black & Decker reserves the right to raise funds through, for example, the issuance of commercial paper and/or capital markets offerings and use such funds, in place of some or all of the amount provided for under the facility described above.

1)	UBS is acting exclusively for Niscayah and no one else in connection with the Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to the Offer and will not be responsible to anyone other than Niscayah for providing the protections afforded to clients of UBS, or for providing advice in relation to the Offer or any transaction or arrangement referred to in this document.
2)	Based on 363,258,897 outstanding shares in Niscayah (excluding Niscayah’s holding of 1,800,000 treasury shares).

The Offer to the shareholders and warrant holders in Niscayah

Stanley Black & Decker has undertaken to provide SBD Holding with necessary funds to settle the Offer.

See further in the section Description of Stanley Black & Decker and SBD Holding and the financing of the Offer on page 47.

DUE DILIGENCE

Stanley Black & Decker has, in connection with the preparation of the Offer, conducted a limited, confirmatory due diligence exercise and, in connection therewith, met with the management of Niscayah. During due diligence Stanley Black & Decker has, amongst other things, reviewed certain agreements and certain financial information. Niscayah has informed Stanley Black & Decker that, during this process, no information that has not previously been publicly disclosed and that can reasonably be expected to affect the share price of Niscayah has been disclosed to Stanley Black & Decker, SBD Holding or its affiliates.

APPLICABLE LAW AND DISPUTES

Swedish law, NASDAQ OMX’s rules regarding public offers on the stock market (the “Takeover Rules”), the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules, and, where applicable, the Swedish Securities Council’s former rulings regarding interpretation and application of the Swedish Industry and Commerce Stock Exchange Committee’s rules on public offers, are applicable to the Offer.

In accordance with the Swedish Act on Public Takeovers on the Stock Market (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), on June 23, 2011, SBD Holding entered into an undertaking towards NASDAQ OMX to comply with the Takeover Rules, the Swedish Securities Council’s rulings regarding interpretation and application of the Takeover Rules, and, where applicable, the Swedish Securities Council’s former rulings regarding interpretation and application of the Swedish Industry and Commerce Stock Exchange Committee’s rules on public offers, and to submit to the sanctions that NASDAQ OMX may decide upon in event of infringement of the Takeover Rules. SBD Holding informed the Swedish Financial Supervisory Authority about the Offer and the above mentioned undertaking on June 27, 2011.

Any dispute relating to, or arising in connection with, the Offer shall be settled exclusively by Swedish courts, with the district court of Stockholm (Sw. Stockholms tingsrätt) as the court of first instance.

Background and reasons for the Offer

The process leading to the making of the Offer was initiated after the public offer from Securitas to acquire Niscayah on May 16, 2011. Following Securitas’ offer, the independent committee of the board of directors of Niscayah, supported by Lazard, conducted a structured process with a limited number of interested parties designed to maximize value for the Niscayah shareholders and warrant holders. During this process, interested parties were provided with access to management of Niscayah and were allowed to perform a limited, confirmatory due diligence, as described in the section The Offer to the shareholders and warrant holders in Niscayah.

Stanley Black & Decker is an S&P 500 company and diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, infrastructure solutions and more.

Stanley Black & Decker has nearly a decade of experience in the security market sector through its Stanley Securities Solutions platform which offers a broad set of mechanical and electronic security systems and services primarily for commercial, governmental, industrial and residential customers as well as for educational, financial and healthcare institutions. For the year ended December 31, 2010, the Security segment had net sales of USD 2.1 billion.

With estimated 2011 revenue of approximately USD 1 billion, Niscayah is one of the world’s most attractive commercial security and monitoring companies and one of the largest access control and surveillance solutions providers in Europe. Niscayah’s integrated security solutions include video surveillance, access control, intrusion alarms and fire alarm systems, and its offerings include design and installation services, maintenance and repair, and monitoring systems. The proposed acquisition would expand and complement Stanley Black & Decker’s existing security product offerings and further diversify the company’s operations and international presence. Niscayah’s business is well-diversified across Northern, Central and Southern Europe and the Nordic Region, as well as in the United States. Stanley Black & Decker’s existing Convergent Security Solutions business revenues are approximately USD 800 million annually, of which Europe represents approximately USD 300 million annually.

Stanley Black & Decker believes that its expertise in the commercial security sector, the complementary nature of its businesses and end markets in the United States and Europe, and its proven ability to improve the performance of companies it acquires enables it to offer a significant premium to the shareholders and warrant holders of Niscayah.

Stanley Black & Decker expects the transaction to result in annual cost savings of approximately USD 80 million, more than half of which would be realized by the end of year one after completion of the Offer. The acquisition is also expected to be immediately accretive to Stanley Black & Decker’s earnings per share (EPS), with estimated accretion of USD 0.20 in year one and USD 0.45 in year three, excluding acquisition-related charges of USD 60–80 million which will largely be incurred during year one.

Stanley Black & Decker attaches great importance to the work being carried out by Niscayah’s management and employees and intends to continue to safeguard and build upon the excellent relationship that Stanley Black & Decker perceives Niscayah to have with its associates. Following the completion of the Offer, Stanley Black & Decker and Niscayah’s leadership teams will develop the best structure going forward in order to maintain Niscayah’s identity with the employees and customers after completion. According to Stanley Black & Decker’s current assessment, the Offer will not involve any material change for management and employees (including terms of employment) in the locations where Niscayah conducts business.

Further reference is made to the information contained in this offer document, which has been prepared by the board of directors of SBD Holding for the purpose of the Offer. The description of Niscayah on pages 15–28 in this offer document has been reviewed by the board of directors of Niscayah, in accordance with what is stated on page 46 below. In accordance with what is stated on page 51 below, the auditor of Niscayah has examined and made a statement regarding the summary of historical financial information presented on pages 17–19. The board of directors of SBD Holding confirms that, to the best of its knowledge, the information in this offer document in relation to Stanley Black & Decker and SBD Holding conforms to actual conditions.

Mechelen, Belgium

on July 22, 2011

SBD Holding AB

The board of directors

Terms, conditions and instructions

THE OFFER

SBD Holding offers SEK 18.00 in cash per class A and class B share in Niscayah. The offer price is subject to adjustment should Niscayah pay any dividend or make any other value transfer prior to settlement of the Offer and will accordingly be reduced by the amount per share of any such dividend or value transfer.

SBD Holding offers SEK 0.05 in cash per warrant 2007/20121) in Niscayah. Should Niscayah pay any dividend or make any other value transfer prior to settlement of the Offer, the offer price for the warrants will be adjusted based on the new adjusted offer price for the underlying shares.

No commission will be charged in connection with the Offer.

CONDITIONS TO THE OFFER

Completion of the Offer is conditional upon:

(i)	the Offer being accepted to such extent that SBD Holding becomes the owner of more than 90 per cent of the total number of shares in Niscayah (on a fully diluted basis);
(ii)	all holders of class A shares in Niscayah accepting the Offer and waiving their rights under the pre-emption clause (Sw. hembudsförbehåll) in Niscayah’s articles of association;
(iii)	with respect to the Offer and the acquisition of Niscayah, receipt of all necessary regulatory, governmental or similar clearances, approvals and decisions, including from competition authorities, in each case on terms which, in SBD Holding’s opinion, are acceptable;
(iv)	that neither the Offer nor the acquisition of Niscayah is wholly or partly prevented or materially adversely affected by any legislation or other regulation, court decision, public authority decision or similar circumstance, which is in effect or could reasonably be expected, which is outside the control of SBD Holding and which SBD Holding could not reasonably have foreseen at the time of the announcement of the Offer;
(v)	that, save as publicly announced by Niscayah or as otherwise disclosed in writing by Niscayah to SBD Holding prior to the date the Offer was announced, SBD Holding does not discover that any information publicly disclosed by Niscayah or otherwise made available by Niscayah to SBD Holding is materially inaccurate or misleading or that any material information which should have been publicly disclosed by Niscayah has not been so disclosed;

(vi)	no circumstances, other than any circumstances that SBD Holding had knowledge of at the time the Offer was announced, having occurred that have or could be expected to have a material adverse effect upon Niscayah’s sales, profit, liquidity, equity or assets;
(vii)	that Niscayah does not take any measures that typically are intended to impair the prerequisites for the implementation of the Offer; and
(viii)	no other party announcing an offer to acquire shares in Niscayah on terms that are more favorable to the shareholders in Niscayah than the Offer.

SBD Holding reserves the right to withdraw the Offer in the event that it is clear that any of the above conditions are not fulfilled or cannot be fulfilled. However, with regard to conditions (iii)–(viii), such withdrawal will only be made provided that the failure to fulfill such condition is of material importance to SBD Holding’s acquisition of the shares in Niscayah.

SBD Holding reserves the right to waive, in whole or in part, one or more of the conditions above in accordance with applicable laws and regulations, including, with respect to conditions (i)–(ii) above, to complete the Offer at a lower level of acceptance.

ACCEPTANCE

Shareholders and warrant holders in Niscayah whose holdings are directly registered with Euroclear Sweden AB (“Euroclear”) and who wish to accept the Offer must, during the period from and including July 25, 2011 up to and including September 1, 2011, at 17.00 CET, sign and submit a duly filled in acceptance form to Handelsbanken Capital Markets at the address stated on the acceptance form.

The acceptance form must be submitted or sent, preferably, in the enclosed self addressed envelope, sufficiently prior to the last day of the acceptance period so that it is received by Handelsbanken Capital Markets no later than 17.00 CET on September 1, 2011 (the “Due Date”). The acceptance form may also be delivered to bank offices or other securities institutions in Sweden to be

1)	Under the terms of the warrants, each warrant entitles its holder to subscribe for one new Niscayah class B share at a subscription price of SEK 30.00 per share at any time up to and including June 30, 2012. The consideration offered for the warrants represents an equivalent premium as for the shares, namely 46.9 per cent compared to their theoretical value. There are 5,000,000 warrants outstanding.

Terms, conditions and instructions

forwarded to Handelsbanken Capital Markets sufficiently prior to the last day of the acceptance period so that it is received by Handelsbanken Capital Markets no later than the Due Date.

The VP-account and the current number of shares and/or warrants in Niscayah held on July 21, 2011, are pre-printed on the acceptance form which has been sent out together with this offer document to holders of shares and/or warrants in Niscayah who are directly registered. The person who executes and submits the acceptance form is responsible for checking that the pre-printed information in the acceptance form is correct. Shareholders who are included on the list of pledgees and trustees connected to the share register, will not receive an acceptance form, but will be notified separately.

By executing and submitting the acceptance form, holders of class A shares waive their rights under the preemption clause (Sw. hembudsförbehåll) in Niscayah’s articles of association.

Please note that acceptance forms which are filled in incompletely or incorrectly may be disregarded.

Additional acceptance forms are supplied by Handels-banken Capital Markets in accordance with the contact details below.

Nominee registered holdings

Holders of shares and/or warrants in Niscayah whose holdings are registered in the name of a nominee, e.g., a bank or other nominee, will receive neither this offer document nor a pre-printed acceptance form. Such holders are instead requested to contact their nominee in order to obtain a copy of the offer document. Applications must be made in accordance with instructions received from the nominee.

Pledged holdings

If shares or warrants in Niscayah are pledged in the Euroclear-system, both the holder and the pledgee must sign the submitted acceptance form and confirm that the pledge will be terminated should the Offer be completed.

Confirmation regarding acceptance

After Handelsbanken Capital Markets has received and registered an acceptance form which has been duly filled in, the shares and/or warrants in Niscayah which have been accepted to be transferred will be transferred to a new blocked securities account which has been opened for each holder (Sw. apportkonto). In connection with this, Euroclear will send a notification (Sw. VP-avi) showing the number of shares and/or warrants in Niscayah that have been entered in the newly opened blocked securities account.

Holders of shares and/or warrants not residing in Sweden

Holders of shares and/or warrants who are not residing in Sweden should send the signed acceptance form to Handelsbanken Capital Markets, Issue Department, SE-106 70 Stockholm, Sweden. Please note that the acceptance form must be received by Handelsbanken Capital Markets no later than 17.00 CET on September 1, 2011.

Notwithstanding the foregoing, the Offer is not being made, directly or indirectly, by use of mail or any other means of instrumentality (including, without limitation, facsimile transmission, electronic mail, telex, telephone and the Internet) in or into Australia, Japan, Canada, South Africa, Hong Kong or New Zealand and the Offer cannot be accepted in or from Australia, Japan, Canada, South Africa, Hong Kong or New Zealand. Accordingly all holders of shares and/or warrants not residing in Sweden, will by sending the signed acceptance form be deemed to have represented that they are not currently in, and are not accepting the Offer from Australia, Japan, Canada, South Africa, Hong Kong or New Zealand.

Withdrawal of acceptance of other offers

Please note that holders who have accepted any other offer for shares or warrants in Niscayah and wish to accept the Offer from SBD Holding must withdraw their previous acceptance in accordance with the terms, conditions and time frame of such other offer.

SETTLEMENT

Settlement will be initiated as soon as SBD Holding announces that the terms and conditions of the Offer have been met, or SBD Holding otherwise decides to complete the Offer. If such announcement takes place around September 6, 2011, at the latest, settlement is expected to be initiated around September 9, 2011. Settlement will be effected by sending a contract note to those who have accepted the Offer. If the holding is registered in the name of a nominee, information on settlement will be provided by the nominee.

Terms, conditions and instructions

The settlement amount will be paid to the yield account which is connected to the shareholder’s and/or warrant holder’s securities account. Holders of shares and/or warrants in Niscayah who do not have a yield account connected to their securities account, if the account is incorrect or whose yield account is a PlusGiro account will receive settlement in accordance with the instructions in the contract note. In connection with the settlement, the shares and/or warrants in Niscayah will be removed from the blocked securities account which will then be terminated. No notice evidencing the removal from the blocked securities account will be sent.

Note that, even if the shares and/or warrants in Niscayah are pledged, payment will be made to the yield account or in accordance with the instructions in the sent out contract note.

EXTENSION OF THE OFFER ETC.

SBD Holding reserves the right to extend the acceptance period for the Offer, as well as to postpone the date for the settlement. A notice regarding such extension or postponement will be announced by SBD Holding through a press release in accordance with applicable laws and regulations.

RIGHT TO WITHDRAW ACCEPTANCE

Holders of shares and/or warrants in Niscayah are entitled to withdraw their acceptance of the Offer. To be valid the withdrawal must be made in writing and have been received by Handelsbanken Capital Markets (address Handelsbanken Capital Markets, Issue Department, SE-106 70 Stockholm, Sweden) before the public announcement by SBD Holding that the conditions for the completion of the Offer have been satisfied or, if such announcement has not been made during the acceptance period, by 17.00 CET on the final day of the acceptance period. Holders of shares and/or warrants in Niscayah whose securities are registered in the name of a nominee and who wish to withdraw their acceptance of the Offer must do so in accordance with instructions from the nominee.

If any conditions to the Offer, which SBD Holding has reserved the right to waive, remain unsatisfied and have not been waived during any extension of the Offer, the right to withdraw a submitted acceptance will apply in the same manner throughout any such extension of the Offer.

COMPULSORY ACQUISITION AND DE-LISTING

As soon as possible following SBD Holding’s acquisition of shares representing more than 90 per cent of the shares in Niscayah, SBD Holding intends to call for compulsory acquisition of the remaining shares in Niscayah. In connection hereto, SBD Holding intends to act to have the Niscayah share delisted from NASDAQ OMX.

QUESTIONS REGARDING THE OFFER

For questions regarding the Offer, please contact the help-line for holders of shares and/or warrants in Niscayah on tel. +46 480 40 41 09.

Information and acceptance forms are also available on Handelsbanken Capital Markets’ website, www.handelsbanken.se/investmentoffer, and on SBD Holding’s website for the Offer, www.publicoffer.se.

Statement by the independent committee of Niscayah’s board of directors

On June 27, 2011, Niscayah published a press release with the following content.

NISCAYAH

PRESS RELEASE

Stockholm, 27 June, 2011

The Independent Committee of the Board of Directors of Niscayah unanimously recommends that shareholders and warrant holders accept the public offer made by Stanley Black & Decker.

Background

This statement is made by the Independent Committee of the Board of Directors[1] (the "Committee") of Niscayah Group AB (publ) ("Niscayah" or the "Company") pursuant to section II.19 of the rules concerning public takeover offers on the stock market adopted by NASDAQ OMX Stockholm (the "Takeover Rules").

Stanley Black & Decker, Inc. ("Stanley") has today, on 27 June, 2011, through its indirect wholly-owned subsidiary SBD Holding AB ("SBD Holding"), announced a public offer to the shareholders and warrant holders of Niscayah to transfer all of their class A and class B shares and warrants in Niscayah to SDB Holding for a consideration of SEK 18.00 in cash per share and SEK 0.05 in cash per warrant ("Stanley's Offer").

The total value of Stanley's Offer is approximately SEK 6,5 billion[2]. Stanley's Offer represents a premium of:

- approximately 23.8 percent compared to the share offer announced by Securitas AB ("Securitas") on 16 May, 2011, based on the closing price of SEK 60.90 for the class B shares in Securitas on NASDAQ OMX on 23 June, 2011 (being the last trading day prior to the announcement of Stanley's Offer);
- approximately 46.9 percent compared to the closing price of SEK 12.25 for the class B shares in Niscayah on NASDAQ OMX on 13 May, 2011 (being the last trading day prior to the announcement of Securitas' offer on 16 May, 2011);
- approximately 50.6 percent compared to the volume-weighted average price of the class B shares in Niscayah on NASDAQ OMX during the three months up to and including 13 May, 2011, of approximately SEK 11.95[3]; and
- approximately 14.6 percent compared to the closing price of SEK 15.70 for the class B shares in Niscayah on NASDAQ OMX on 23 June, 2011 (being the last day of trading prior to announcement of Stanley's Offer).

Niscayah Group AB
Address: P.O. Box 12231 SE 102 26 Stockholm Sweden. **Visiting Address:** Lindhagensplan 70
Phone: +46 10 458 80 00, **Fax:** +46 8 619 86 [illegible], www.niscayah.com

Statement by the independent committee of Niscayah’s board of directors

The Committee has allowed Stanley to conduct a limited confirmatory due diligence investigation prior to the announcement of Stanley's Offer. Stanley has not received any non-public price-sensitive information through such due diligence investigation.

According to the press release issued by Stanley on 27 June, 2011, two significant shareholders in Niscayah, Triton III (Nimble) S.à.r.l. and Noonday Asset Management LLP, who together hold approximately 19.5 percent of the shares and 13.7 percent of the votes in Niscayah, have entered into irrevocable undertakings with SBD Holding to accept Stanley's Offer, provided that no competing offer is announced at a price which is at least 7.5 percent higher than Stanley's Offer.

As part of the Committee's evaluation of Stanley's Offer, the Committee has engaged Lazard as financial advisors and Hannes Snellman as legal advisors. The Committee has also engaged UBS Limited ("UBS") to issue a fairness opinion[4]. UBS has on 26 June, 2011 issued a fairness opinion with respect to Stanley's Offer. UBS' opinion, as outlined in the attachment to this press release, is that Stanley's Offer is to be considered fair from a financial point of view for the shareholders and warrant holders in Niscayah.

The Committee's recommendation

The Committee's statement is based on an assessment of a number of factors that the Committee has considered relevant to the evaluation of Stanley's Offer. These factors include, but are not limited to, the Company's present position, the expected future development of the Company and thereto related possibilities and risks.

Based on Stanley's current assessment as set out in the announcement, the Committee is of the opinion that Stanley's Offer will not involve any material change for management and employees (including terms of employment) in the locations where the Company conducts business. Niscayah notes Stanley's statement that following the completion of Stanley's Offer, Stanley and the Company's leadership team will develop the best structure going forward in order to maintain the Company's identity with the employees and customers after completion. Whether Stanley's strategic plans at some point in the future may have effects on the employment or on the locations where the Company conducts business cannot be assessed by the Committee at this point in time.

On this basis, the Independent Committee of the Board of Directors of Niscayah unanimously recommends that shareholders and warrant holders in Niscayah accept Stanley's Offer.

27 June, 2011

Niscayah

Statement by the independent committee of Niscayah’s board of directors

NISCAYAH

Contact:
Tomas Franzén, Member of the Niscayah Board of Directors
Håkan Kirstein, CEO and Member of the Niscayah Board of Directors
Both can be reached through Johan Andersson Melbi, Niscayah Investor Relations
+46 (0)10 458 80 23

[1]At extraordinary board meetings in May 2011 the board decided to establish an independent committee, consisting of board members Tomas Franzén, Eva Lindqvist, and Håkan Kirstein, to take the decisions necessary due to the current situation and to evaluate Securitas offer and other potential offers.
As a consequence, in the decision to recommend Stanley's Offer, the four board members that are connected to the Company's main shareholders Investment AB Latour, Säkl AB and Melker Schörling AB, have not participated because of their conflict of interest towards Securitas. Neither have the two board members representing the employees participated in this decision as they have decided to allow the shareholder appointed independent board members to evaluate the offers.

[2]Based on 363,258,897 outstanding shares, which is the total number of outstanding shares in Niscayah, excluding Niscayah's holding of 1,800,000 treasury shares.

[4]UBS is acting exclusively for the Company and no one else in connection with Stanley's Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to Stanley's Offer and will not be responsible to anyone other than the Company for providing the protections afforded to clients of UBS, or for providing advice in relation to Stanley's Offer or any transaction or arrangement referred to in this document.

Niscayah Group AB (publ) is a world leading security company specialized in technical security services and solutions for customers with high security demands such as bank and post, retail, utilities, transport and logistics and gas stations. Niscayah has approximately 5,100 employees and is present in 14 countries in Europe as well as in USA. Niscayah is a publicly listed company on the OMX Nasdaq stock exchange in Stockholm, Sweden.

Fairness opinion from UBS Limited

On June 26, 2011, UBS Limited (“UBS”) issued a fairness opinion to the independent committee of Niscayah’s board of directors in relation to the Offer with the following content.

UBS

UBS Limited
1 Finsbury Avenue
London, EC2M 2PP
Tel. +44-20-7567 8000

www.ubs.com

Strictly private & confidential

The Board of Directors
Niscayah Group AB
Lindhagensplan 70
P.O. Box 122 31
SE-102 26 Stockholm
Sweden

26 June 2011

Dear Sirs

We understand that Niscayah Group AB ("**Niscayah**" or the "**Company**") is considering an offer for the Company by Stanley Black & Decker Inc ("**Stanley**"), (the "**Transaction**"), pursuant to the terms of which the shareholders of Niscayah will receive as consideration SEK18.00 in cash for each share of Series A and Series B held in Niscayah and the warrant holders will receive SEK0.05 in cash for each warrant held in the Company (the "**Consideration**").

In connection with the Transaction, you have requested UBS Limited ("**UBS**") to provide you with an opinion as to the fairness, from a financial point of view, of the Consideration to be received by the shareholders and warrant holders in the Company.

UBS will receive a fixed fee upon delivery of this opinion.

From time to time, UBS, other members of the UBS Group (which for the purpose of this letter means UBS AG and any subsidiary, branch or affiliate of UBS AG) and their predecessors may have provided investment banking services to the Company and Securitas or any of their affiliates un-related to the proposed Transaction and received customary compensation for the rendering of such services. In the ordinary course of business, UBS, UBS AG and their successors and affiliates may trade securities of the Company and Stanley for their own accounts or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.

In determining our opinion we have used such customary valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion, including:

Discounted cash flow analysis

Review of the financial position and operating results of the Company

Comparable companies trading multiples

Subjected the Transaction to publicly available comparisons.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the underlying business decision of the Company to effect the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Transaction, other than the Consideration (to the extent expressly

UBS Limited is a subsidiary of UBS AG
UBS Limited is a company limited by shares incorporated in the United Kingdom registered in England and Wales with number 2035362. Registered office: 1 Finsbury Avenue, London EC2M 2PP. UBS Limited is authorised and regulated by the Financial Services Authority.

Fairness opinion from UBS Limited

UBS

Page 2 of 3

specified in this letter) under the Agreement, or the form of the Transaction. We express no opinion as to what the value of the Shares in the Company will be or the prices at which they will trade in the future. In rendering this opinion, we have assumed, with your consent, that the Transaction as consummated will not differ in any material respect from that described in the draft Transaction documents we have examined, without any adverse waiver or amendment of any material term or condition thereof, and that the Company and Stanley will comply with all material terms of the Transaction documents.

In determining our opinion, we have, among other things

(i) reviewed certain publicly available business and historical financial information since 2003 relating to the Company;

(ii) reviewed audited financial statements of the Company for the period 2006-2010;

(iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and budget for the 2011 financial year prepared by management of the Company and submitted to the Board on 7 December 2010, that were provided to us by the Company and not publicly available and that you have directed us to use for the purposes of our analysis. UBS has not received any business plan or forecasts for the period beyond 31 December 2011 from the Company and have, as instructed by the Company, relied upon available broker consensus numbers for the period up until 2013 and our own estimates for the period 2014 to 2020. These aforementioned forecasts and estimates were reviewed and signed off for use by the Company on 20 June 2011;

(iv) conducted discussions with, and relied on statements made by, members of the senior management of the Company on 17 and 20 June 2011 concerning the business(es) and financial prospects of the Company;

(v) reviewed current and historic share prices for the Company since its spin-off on 29 September 2006 and publicly available financial and stock market information with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company;

(vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant;

(vii) conducted such other financial studies, analyses, and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, at your direction, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or was furnished to us by or on behalf of the Company, or otherwise reviewed by us for the purposes of this opinion, and we have not assumed and we do not assume any responsibility or liability for any such information. At your direction, we have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluation or appraisal.
With respect to the budget and updated forecasts for the 2011 financial year prepared by the Company as referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have assumed with your approval that the future financial forecasts and estimates referred to above will be realised in the amounts and time periods contemplated thereby.

To the extent we have relied on publicly available financial forecasts from various equity research analysts, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently

Fairness opinion from UBS Limited

UBS

Page 3 of 3

available estimates and judgments by the analysts as to the expected future results of operations and financial condition of the Company.
We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction. Our opinion is necessarily based on the economic, regulatory, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof (or as otherwise specified above in relation to certain information). It should be understood that subsequent developments may affect this opinion, which we are under no obligation to update, revise or reaffirm.

Furthermore, our opinion does not address any legal, regulatory, taxation or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based on and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration to be received by the shareholders and the warrant holders in the Company in connection with the Transaction is fair from a financial point of view.

This letter and the opinion is provided solely for the benefit of the Board of Directors of the Company, in their capacity as Directors of the Company, in connection with and for the purposes of their consideration of the Transaction. This letter is not on behalf of, and shall not confer rights or remedies upon, may not be relied upon, and does not constitute a recommendation by UBS to, any holder of securities of the Company or any other person other than the Board of Directors of the Company to vote in favour of or take any other action in relation to the Transaction.

Other than what has been agreed or may in the future be agreed with us in writing, this letter may not be used for any other purpose, or reproduced (other than for the Board of Directors of the Company, acting in such capacity, and, on a no-reliance basis, its advisers), disseminated or quoted at any time and in any manner without our prior written consent.

This opinion is written in the English language. If this opinion is translated into any language other than English and in the event of any discrepancy between the English language and any such other language version, the English language version shall always prevail.

This letter and the opinion is made without legal liability or responsibility on our part. We accept no responsibility to any person other than the Board of Directors of the Company in relation to the contents of this letter, even if it has been disclosed with our consent. English law will apply to the contents of this opinion. Any disputes in respect of the contents of this opinion or legal relations connected therewith shall be settled exclusively by the English Courts.

Yours faithfully
UBS Limited

Jonas Bauréus
Executive Director

John Nyholm
Director

Information about Niscayah

BUSINESS DESCRIPTION

Niscayah is a leading security company specializing in technical security services. Niscayah offers complete security solutions for customers with high security demands within segments such as bank and post, retail, utilities, transport and logistics and gas stations. Niscayah has approximately 5,100 employees and has operations in 14 countries in Europe and in the United States. The Company is divided into two geographical segments, Mainland Europe and US/UK/Ireland.

STRATEGY

During the year 2010, Niscayah developed a new strategic direction which will serve as a platform for the work on improvements in the coming years. In summary, the direction may be condensed into three cornerstones:

Specialize the operations towards customer segments

The operations should be specialized towards segments where Niscayah is or can become market leader. Through greater specialization Niscayah will get closer to its customers and can provide more knowledge and value.

Package customer solutions and make them clear

The customer offerings should be clear and packaged in a way so that they generate a high value and service content for the customer, become easier to sell and more cost efficient to produce.

Develop a common operational model in Niscayah

With common work practices, for example in sales and production, efficiency can be improved, quality in delivery to customers can be ensured and the demands of international customers can be met cost-effectively. Regular follow up and clear allocation of responsibilities are also important components.

SERVICE OFFERING

Niscayah provides a complete offering of security services – all from design and installation of security systems to service, maintenance and repairs as well as day-to-day operation of systems.

System operations

Niscayah offers services for operation and monitoring of security systems. Niscayah’s 12 security centers in Europe and in the US are the core of the offering. Examples of services offered by the centers include alarm monitoring, video surveillance, management of access control systems, fire alarm monitoring and system maintenance.

The technological development means that increasing numbers of services may be offered from the security centers. Alarm systems containing cameras can activate camera images in the event of alarm for the operators and a good understanding of the situation can be gained rapidly in this way. The security centers are an important part of Niscayah’s offering and often serve as a regular interface in relation to the customer. System management such as fault localization and system updates can also be performed remotely if the customer’s alarm system is connected to a security center.

System management

Niscayah offers a number of different system management services depending on what demands the customer has regarding the accessibility and features of the security system. Niscayah also offers service contracts with an agreed response time or according to a specific functionality requirement in the system. The services may include preventive measures such as checks and regular maintenance, but even fault localization and repairs of security systems when required.

Niscayah’s service offering is being constantly developed in order to offer good service solutions adapted to the different security requirements in the customer segments. Niscayah provides all service and maintenance according to a predetermined time schedule to many of its customers.

Implementation

Implementation includes analysis, design and installation of security systems. Components in systems include access control, video surveillance, intrusion protection and fire alarm systems. Niscayah always manages the work in projects, but certain standardized parts of the installation, for example, electrical work and assembly of equipment, can be outsourced to subcontractors. Niscayah can also integrate security systems with the customers’ other systems, creating a good overview for the customer.

Niscayah is working on segmenting the offering into a more standardized model for smaller and medium-sized customers, while customers with high demands regarding customization and specialization require a more advanced installation offering. The competition is intense on many markets so efficiency and low costs are important competitive advantages.

Information about Niscayah

TECHNOLOGY AREAS

Niscayah combines and packages security solutions independently based on the product range of a number of suppliers. The technology areas are video surveillance, intrusion protection, access control and fire alarm systems.

Video surveillance

Niscayah offers advanced video surveillance systems which for example can automatically emit an alarm in the event of an abnormality and can be monitored centrally from Niscayah’s security center. The systems can also be simpler, where monitoring takes place locally at the customer. Video surveillance is the fastest growing technology area.

Intrusion alarms

Intrusion alarms often form the basis of a security system. Components include motion detectors, magnetic contacts and vibration detectors. Almost all companies and organizations have some form of intrusion alarm.

Access control

Access control systems enable an efficient flow of people, while simultaneously maintaining a high level of security. Passes or entry badges can be administered via Niscayah’s security centers where access can also be controlled remotely.

Fire alarm systems

The design of fire alarm systems is often governed by laws and regulations and the systems include fire detectors, sprinkler systems, control units and warning systems. Fire alarm systems include services such as training and workshops.

CUSTOMER GROUPS

With unique competence within technical security services as well as a good understanding of the customer’s area of operation and risk profile, the grounds for offering the right security solution to the customer are created, based on their specific needs. Niscayah is continually developing the offerings towards a greater specialization for the customer groups.

Bank and post

Niscayah’s offering includes complete integrated security systems adapted to banking offices, ATM surveillance systems, positioning systems for secure transport, assault alarms and training of security personnel and security managers. The systems are often connected to Niscayah’s alarm centers in order to rapidly request the correct action in the event of an incident and ensure continual operational supervision. Bank and post is Niscayah’s largest customer group and the company is market-leading within this segment in a number of European markets.

Retail

Niscayah’s offering for retail aims to deliver a safe and secure environment for staff while at the same time, the systems shall contribute to preventing theft, wastage and other crimes. Services such as alarm monitoring and function control are offered from Niscayah’s security centers. Another common service for retail is administration of access control systems. Niscayah also offers more advanced systems for retail, for example, video surveillance systems which can indicate how customers move in different store environments and measure customer flows at different points in time.

Utilities

Niscayah offers complete security systems for utilities with components such as intrusion alarms, video surveillance, access control systems and integration of other operating systems. Niscayah’s geographical coverage means that service and maintenance can be performed with relatively short response times.

Transport and logistics

Niscayah offers complete security solutions for the transport and logistics segment. Basic services include intrusion protection and video surveillance, for example, of terminals, airports and ports. Niscayah also offers more advanced solutions such as GPS positioning.

Gas stations

Niscayah offers a complete system for gas stations which includes components such as intrusion protection, access control and video surveillance. For gas stations, like for retail generally, the systems are designed in order to reduce criminality and make the working environment secure for the staff.

Other industry and public sector

Niscayah offers a broad spectrum of services to customers with high security needs, such as defense and correctional facilities, but also provides simpler solutions to customers with lower requirements. Niscayah offers operation, service and maintenance as well as installation of the security solutions.

Summary of financial information

The following section presents summarized financial information for Niscayah for the financial years 2008–2010 taken from Niscayah’s audited consolidated annual reports for these years, and financial information for the first quarter of 2010 and 2011 taken from Niscayah’s published interim reports for the first quarters of 2010 and 2011. The financial information is prepared in accordance with IFRS and the Swedish Financial Reporting Board’s standard RFR 1, supplementary accounting standards for Groups (Sw. kompletterande redovisningsregler för koncerner). The interim reports for 2010 and 2011 have not been reviewed or audited by the auditor of Niscayah. Audited annual reports for Niscayah are available on Niscayah’s website (www.niscayah.com).

NISCAYAH’S CONSOLIDATED INCOME STATEMENT IN BRIEF

SEK million	Q1 2011	Q1 2010	2010	2009	2008

Revenue	1,509.3	1,681.0	6,624.3	7,621.0	8,009.0
Cost of goods sold	–988.1	–1,225.3	–4,474.0	–5,019.1	–5,401.1

Gross profit	521.2	455.7	2,150.3	2,601.9	2,607.9

Selling and administrative expenses	–435.2	–555.1	–1,945.2	–2,078.6	–2,320.0
Amortisation and impairment of acquisition related intangible assets	–6.5	–8.0	–28.7	–30.6	–516.2	1)

Operating profit	79.5	–107.4	176.4	492.7	–228.3

Financial income and expenses	4.7	–1.4	–4.4	–32.6	–137.8

Profit before tax	84.2	–108.8	172.0	460.1	–366.1

Income tax	–25.6	33.1	–52.4	–140.4	–73.6

Net profit for the period	58.6	–75.7	119.6	319.7	–439.7
1) Including impairment of goodwill of SEK 490 million.
NISCAYAH’S CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME IN BRIEF
SEK million	Q1 2011	Q1 2010	2010	2009	2008

Net profit for the period	58.6	–75.7	119.6	319.7	–439.7

Other comprehensive income
Actuarial gains and losses	–	–	–24.0	19.8	–29.2
Exchange difference	–59.1	–131.4	–291.5	–93.5	76.0
Tax attributable to other comprehensive income	10.5	10.0	31.7	–17.5	18.4

Other comprehensive income for the period, net after tax	–48.6	–121.4	–283.8	–91.2	65.2

Total comprehensive income for the period	10.0	–197.1	–164.2	228.5	–374.5

Summary of financial information

NISCAYAH’S CONSOLIDATED BALANCE SHEET IN BRIEF

SEK million	Q1 2011	Q1 2010	2010	2009	2008

ASSETS
Intangible assets	2,349.3	2,544.9	2,415.9	2,606.9	2,655.9
Tangible assets	150.7	239.6	164.1	300.9	381.7
Financial assets	179.1	156.7	200.9	102.1	131.4
Inventories	202.9	244.7	204.7	263.6	315.4
Trade receivables and other receivables	2,152.8	2,249.6	2,193.5	2,311.2	3,032.3
Cash and cash equivalents	162.3	333.3	320.5	511.2	356.7

Total assets	5,197.1	5,768.8	5,499.6	6,095.9	6,873.4

EQUITY AND LIABILITIES
Total equity	1,779.7	1,858.4	1,769.7	2,055.5	1,936.5
Total non-current liabilities	1,504.0	1,677.6	1,641.2	1,794.4	2,388.4
Total current liabilities	1,913.4	2,232.8	2,088.7	2,246.0	2,548.5

Total equity and liabilities	5,197.1	5,768.8	5,499.6	6,095.9	6,873.4

NISCAYAH’S CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY IN BRIEF

	March 31, 2011			March 31, 2010
SEK million	Attributable to equity holders of the Parent Company	Non- controlling interests	Total equity	Attributable to equity holders of the Parent Company	Non- controlling interests	Total equity

Opening balance January 1, 2011/2010	1,762.1	7.6	1,769.7	2,047.7	7.8	2,055.5

Total comprehensive income for the period	10.1	–0.1	10.0	–196.8	–0.3	–197.1

Closing balance March 31, 2011/2010	1,772.2	7.5	1,779.7	1,850.9	7.5	1,858.4

	Dec 31, 2010			Dec 31, 2009			Dec 31, 2008
SEK million	Attributable to equity holders of the Parent Company	Non- controlling interests	Total equity	Attributable to equity holders of the Parent Company	Non- controlling interests	Total equity	Attributable to equity holders of the Parent Company	Non- controlling interests	Total equity

Opening balance January 1, 2010/2009/2008	2,047.7	7.8	2,055.5	1,929.1	7.4	1,936.5	2,487.8	5.7	2,493.5

Change in equity	–285.6	–0.2	–285.8	118.6	0.4	119.0	–558.7	1.7	–557.0

Closing balance December 31, 2010/2009/2008	1,762.1	7.6	1,769.7	2,047.7	7.8	2,055.5	1,929.1	7.4	1,936.5

Summary of financial information

NISCAYAH’S CONSOLIDATED CASH FLOW STATEMENT IN BRIEF

SEK million	Q1 2011	Q1 2010	2010	2009	2008

Cash flow before changes in working capital	30.5	52.6	239.3	606.0	450.5
Change in working capital	–54.0	–17.7	17.5	337.2	60.3

Cash flow from operating activities	–23.5	34.9	256.8	943.2	510.8

Cash flow from investing activities	–17.8	–25.4	–86.8	–162.5	–332.2
Cash flow from financing activities	–115.1	–173.3	–326.8	–622.3	–251.6

Cash flow for the period	–156.4	–163.8	–156.8	158.4	–73.0
NISCAYAH’S KEY FIGURES AND PER SHARE DATA
	Q1 2011	Q1 2010	2010	2009	2008

Return on:
Equity, %	14	8	6	16	15	1)
Capital employed, %	14	10	7	17	8
Number of chares outstanding, thousands	365,059	365,059	365,059	365,059	365,059
Net debt equity ratio/multiple	0.58	0.58	0.56	0.53	0.93
Shareholders’ equity end of period, SEK	1,779.7	1,858.4	1,769.7	2,055.5	1,936.5
Earnings per share, SEK	0.16	–0.21	0.33	0.87	–1.21
Dividend per share, SEK	–	–	0.30	0.30	0.30
Equity ratio, %	34	32	32	34	28
Average number of employees	5,133	5,441	5,295	5,578	6,270

1) 2008 is excluding costs of the restructuring program and impairments of goodwill.

Share capital and shareholder structure etc.

GENERAL INFORMATION

The shares in Niscayah have been issued in accordance with Swedish law. The rights of the shareholders, including the rights of minority shareholders, associated with the shares can only be amended according to the procedure described in the Swedish Companies Act. Niscayah’s shares of series B are traded on NASDAQ OMX Mid Cap with the short name NISC. Niscayah’s shares are registered with, and its shareholder register is maintained by Euroclear.

At the general meetings, each share of series A constitutes ten votes and each share of series B one vote. Each voting shareholder may vote for the full number of shares held and represented without any restriction on voting rights. Each share has equal rights to dividend and to any surplus on liquidation of Niscayah. As a general rule for new issues of shares, holders of shares of series A have right to subscribe for new shares of series A and holders of shares of series B the right to subscribe for new shares of series B with primary preferential rights, except to the extent otherwise provided in the issue decision.

The shares of series A in Niscayah are not traded on the stock exchange and in the event such shares are transferred to a person who does not own shares of series A in Niscayah, the share should immediately be offered for redemption to the owners of shares of series A, in accordance with section 12 in the articles of association.

Notice of general meetings of Niscayah is given by publication in the Swedish Official Gazette (Post- och Inrikes Tidningar) and on Niscayah’s website within the time specified in the Swedish Companies Act. An announcement stating that notice has been given will be made in the Swedish newspaper Dagens Industri. The right to participate in a general meeting lies with shareholders who are registered in Niscayah’s share register five working days before the meeting, and have given notice of participation to Niscayah at the latest 16.00 (CET) on the day indicated in the notice of the meeting.

NISCAYAH’S SHARE PRICE DEVELOPMENT

Share price development for Niscayah from and including June 24, 2010 up until and including June 23, 2011, the last 12 months before the Offer was announced.

Share capital and shareholder structure etc.

SHAREHOLDERS AND SHAREHOLDER STRUCTURE

The table below shows the ten largest shareholders1) in Niscayah as of June 30, 2011 (and thereafter known changes).

Name	Shares of series A	Shares of series B	Capital, %	Votes, %

Investment AB Latour	12,642,600	28,437,500	11.3%	29.9%
Melker Schörling AB	4,500,000	20,963,847	7.0%	12.7%
Triton III (Nimble) S.à.r.l	0	36,820,129	10.1%	7.1%
Swedbank Robur fonder	0	35,630,632	9.8%	6.9%
Noonday Asset Management LLP	0	28,712,149	7.9%	5.5%
Stanley Black & Decker, Inc.	0	21,720,171	6.0%	4.2%
Didner & Gerge fonder	0	14,052,807	3.9%	2.7%
Handelsbanken fonder	0	4,717,078	1.3%	0.9%
Second Swedish National Pension Fund – AP2	0	4,556,678	1.3%	0.9%
SEB Investment Management	0	3,573,051	1.0%	0.7%

Total, ten largest shareholders	17,142,600	199,184,042	59.6%	71.6%

Other shareholders	0	146,932,255	40.4%	28.4%

Total	17,142,600	346,116,297	100.0%	100.0%

Source:	Euroclear Sweden AB, owners known to Niscayah.

SHARE CAPITAL AND SHARE CAPITAL DEVELOPMENT

Niscayah’s share capital is expressed in SEK and distributed on the shares issued by Niscayah, with a quota value which is also expressed in SEK. The quota value of the shares is 1 SEK per share. According to Niscayah’s articles of association, the share capital shall amount to at least SEK 200,000,000 and not more than SEK 800,000,000, and the number of shares shall amount to at least 200,000,000 and not more than 800,000,000. The number of shares in Niscayah on the date of the offer document is 365,058,897 shares; 17,142,600 shares of series A and 347,916,297 shares of series B. As of the date of the offer document, Niscayah holds 1,800,000 shares of series B in treasury. The share capital amounts to SEK 365,058,897.

		Increase in number of1)			Total number of1)

Year	Transaction	Shares of series A	Shares of series B		Shares of series A	Shares of series B		Increase in share capital	Total share capital

2003		–	–		–	5,000	2)	–	500,000
2005	Split 1:100	–	495,000	2)	–	500,000	2)	–	500,000
2006	Bonus issue	17,142,600	347,416,297		17,142,600	347,916,297		364,558,897	365,058,897

1) All shares have a quota value of SEK 1, and are fully paid.

2) Before 2006 there was only one series of shares.

In the table above is indicated the changes in Niscayah’s share capital since 2003 up to the day of the offer document.

1) Excluding Niscayahs holding of 1,800,000 treasury shares.

Share capital and shareholder structure etc.

SHARE-RELATED COMPENSATIONS

In 2007, Niscayah launched a share option scheme comprising of warrants to certain employees of the group. Because those employees acquired the warrants at market value, Niscayah has not been charged with any costs for the program. Warrant Program 2007/2012 consists of 5,000,000 warrants; each warrant entitles the holder to subscribe for one new share of series B in Niscayah at a price of SEK 30 per share. The subscription of shares may take place from June 30, 2007 to June 30, 2012.

The warrants were sold at a price of SEK 3.40 per warrant. This price, established by an independent rating agency, represents the market value of the warrants using the Black & Scholes model based on the detailed score components during the calculation period from June 13 to June 14, 2007. Assuming full exercise of the warrants, the share capital may be increased by not more than SEK 5,000,000, which represents approximately 1.37 per cent of Niscayah’s present share capital and approximately 0.96 per cent of the votes.

At the annual general meeting on May 6, 2010 and the annual general meeting on May 3, 2011, it was decided to introduce long-term performance share programs, the LTIP 2010 and LTIP 2011, to senior executives and key personnel of Niscayah. The purpose of the performance based incentive programs is to ensure long-term commitment of the existing senior executives and key personnel and also improve Niscayah’s opportunities for future recruitments. Using the shares of Niscayah as a key instrument in the incentive programs rewards both equity participation and long-term growth in Niscayah, which implies the creation of common goals for existing shareholders and participants in the LTIP programs.

LTIP 2010 and LTIP 2011 are based on the following principles, which reflect some of Niscayah’s continuous compensation principles: (i) participants make a personal investment by acquiring shares of series B in Niscayah at market price, (ii) the participants must remain employed by Niscayah during a specified time to receive the award of performance shares, and (iii) the allotment of performance shares under the LTIP 2010 and LTIP 2011 are based on Niscayahs earnings per share for a relevant period. Performance shares in the LTIP 2010 will not be awarded, as the performance requirements for 2010 was not achieved.

THE BOARD’S AUTHORITY TO DECIDE ON THE ACQUISITION OF NISCAYAH’S TREASURY SHARES AND THE TRANSFER OF NISCAYAH’S TREASURY SHARES

To create an opportunity for Niscayah to adjust its capital structure and enable the financing of acquisitions, hedging costs, including social security costs, in connection with the introduction of the performance program, the annual general meeting 2011 authorized the board of directors to, at one or more occasions, but no later than the annual general meeting 2012, take decisions on acquisition and transfer of treasury shares. However, the total number of shares held in treasury may not exceed 10 per cent of the total number of shares of Niscayah. Transfer may deviate from the shareholders preferential rights to the extent of the number of shares that Niscayah holds at the time for the board’s decision. Transfer may be made as payment of all or part of the purchase price of the acquisition of a company or business or part of a company or business, whereby compensation shall correspond to the shares’ estimated market value. Upon such transfer payment may be made in kind or set-off against a claim on Niscayah. Transfer may also be made through sale on NASDAQ OMX, at a price within the prevailing registered price interval. The board may determine other terms of purchase or transfer, which however must be marketable.

DIVIDEND POLICY

The board intends to apply a dividend policy implying that the yearly dividend level – according to Niscayah’s results, financial position and other factors which the board deems relevant – should normally correspond to 40 to 50 per cent of Niscayah’s free cash flow.

The business’ cash flow corresponds to the operating income after amortization, add-back of total depreciation and amortization and acquisition related restructuring costs minus the investments in non-current assets (excluding acquisition of subsidiaries), changes in accounts receivables and changes in other operating capital employed and adjusted for paid financial income and expenses, and paid income tax.

DIVIDEND HISTORY

SEK/share	2010	2009	2008	2007

Dividend	0.30	0.30	0.30	0.50

Share capital and shareholder structure etc.

OTHER INFORMATION

Niscayah has, before the announcement of the offer by Securitas on May 16, 2011, entered into certain arrangements with the purpose of ensuring that the Company has the required support for the process in which the Securitas offer and other potential offers are evaluated and handled as well as in which alternatives are being explored. In addition to engaging an independent valuation expert for a so-called fairness opinion and legal counseling, the arrangements also include a success-based variable compensation for the engaged financial advisor, Lazard, as well as a so-called staying bonus for two key persons in this process, namely the CEO and CFO. These potential additional compensations are considered to, at maximum outcome, be moderate and well below one per cent of Niscayah’s market capitalization prior to the Securitas offer. In case a transaction resulting in change of control is not completed, no such additional compensations will be paid.

SHAREHOLDER AGREEMENTS AND PRE-EMPTION RIGHTS IN RESPECT OF SHARES OF SERIES A

A shareholders’ agreement which includes a first refusal clause at either party’s sale of shares of series A, is concluded between holders of shares of series A. The board of Niscayah is not aware of any other shareholder agreements or other agreements between the shareholders of Niscayah. Niscayah’s shares of series A are subject to a pre-emption clause (Sw. hembudsförbehåll) in accordance with the articles of association.

Board, senior executives and auditors

BOARD OF DIRECTORS

According to Niscayah’s articles of association, the board shall consist of not less than five (5) and not more than ten (10) ordinary directors, excluding deputy directors, appointed by the general meeting. Niscayah’s board consists of seven ordinary directors.

Jan Svensson born in 1956

Chairman since 2011.

Education: Mechanical Engineer and Degree of Master of Science in Business and Economics.

Other assignments: President and CEO of Investment AB Latour. Chairman of Fagerhult AB and Nederman Holding AB. Director of Loomis AB and Oxeon AB.

Previous assignments: CEO of AB Sigfrid Stenberg, which is now part of Investment AB Latour.

Shares in Niscayah: 10,000 shares of series B.

Not independent of the large owners.

Anders Böös born in 1964

Director since 2007.

Other assignments: Chairman of Cision AB, Cleanergy AB and Industrial & Financial Systems, IFS AB. Director of Investment AB Latour, Haldex AB, East Capital Baltic Property Fund AB, Tundra Fonder AB and Newsec AB.

Previous assignments: CEO of H&Q AB and Drott AB.

Shares in Niscayah: 100,000 shares of series B.

Independent of the large owners.

Carl Douglas born in 1965

Director since 2006.

Education: Bachelor of Arts.

Other assignments: Chairman of Wasatornet AB and MMT Group AB. Vice chairman of Securitas AB. Director of ASSA ABLOY AB, Swegon AB, Örmo Skogar AB, Sparbössan Fastigheter AB, Tjädertornet AB, Havstornet AB, Fort Rydbo AB, SäkI Förvaltning AB, Slottstornet AB, Deep Sea Productions AB, Wasatornet Holding AB, Boxholms Skogar AB, Orrtornet AB, Investment AB Latour and SäkI AB.

Shares in Niscayah: 200,000 private shares of series B, 3,000,000 shares of series B through Förvaltnings AB Wasatornet, 12,642,600 shares of series A and 28,437,500 shares of series B through Investment AB Latour.

Not independent of the large owners.

Tomas Franzén born in 1962

Director since 2006.

Education: Civil Engineering degree, Industrial Economics.

Other assignments: CEO of Com Hem AB. Chairman of OTM Development AB. Director of Ovacon AB.

Previous assignments: President and CEO of Eniro AB 2004–2008. CEO of Song Networks Holding AB 2002–2004, AU- System AB 1999–2002 and AU-System Network AB 1995–1999. Has also worked for Nokia Data AB and ICL Data AB.

Shares in Niscayah: –

Independent of the large owners.

Håkan Kirstein born in 1969

Director since 2010 (also President and CEO).

Education: Degree of Master of Science in Business and Economics.

Other assignments: Director of Kemetyl Group AB. Previous assignments: CEO of StatoilHydro in Sweden, Statoil Detaljhandel AB and Statoil Detaljist AB.

Shares in Niscayah: 70,000 shares of series B.

Independent of the large owners.

Eva Lindqvist born in 1958

Director since 2006.

Education: Civil Engineer and Degree of Master of Science in Business and Economics.

Other assignments: Director of Schibsted, Assa Abloy AB and Transmode. Chairman of Admeta and Xelerated. Member of the Royal Swedish Academy of Engineering Sciences.

Previous assignments: Several posts within the Ericsson Corporate Group 1981–1999. Senior Vice President of Mobile Business and Head of Business Operation International Carrier at TeliaSonera AB.

Shares in Niscayah: 6,000 shares of series B.

Independent of the large owners.

Board, senior executives and auditors

Ulrik Svensson born in 1961

Director since 2007.

Education: Degree of Master of Science in Business and Economics.

Other assignments: President of Melker Schörling AB. Director of Assa Abloy, AAK, Loomis, Hexpol, Hexagon and Flughafen Zurich.

Previous assignments: Finance Director of Swiss International Airlines Ltd. 2003–2006, Esselte AB 2000–2003 and Financial Accountant/Finance Director of Stenbecksgrup-pen’s foreign telecom investments 1992–2000.

Shares in Niscayah: 44,000 shares of series B.

Not independent of the large owners.

Peter Alvhed born in 1966

Director since 2010. Employee’s representative.

Previous assignments: Has worked as a technician and project leader for several electrical installation companies.

Shares in Niscayah: –

Mikael Olsson born in 1969

Director since 2006. Employee’s representative.

Previous assignments: Has worked for several small electrical installation companies.

Shares in Niscayah: –

SENIOR EXECUTIVES

Håkan Kirstein born in 1969

See Board of directors above.

Magnus Bladh born in 1972

Group Director Sales.

Education: Bachelor of Arts in Business and Economics.

Previous assignments: Part of the Swedish Executive Body at Cisco and Microsoft Sweden.

Shares in Niscayah: –

Håkan Gustavson born in 1958

CFO since 2008.

Education: Degree of Master of Science in Business and Economics.

Previous assignments: CFO of Enea AB, Chief Operating Officer of MediaEdgeCia Europe.

Shares in Niscayah: 250,000 shares of series B.

David Schelin born in 1965

Group Director Operations.

Education: MSc. in Electrical Engineering.

Previous assignments: Vice President Business Management for Asia at Ericsson Global Services. Vice President Services at Ericsson’s operations in Southeast Asia. Venture partner within Brainheart Capital. CEO and founder of Steelscreen (European Steel Exchange). Operations Manager at Europolitan.

Shares in Niscayah: –

Magnus Jonsson born 1966

Group Director Marketing.

Education: IHM degree in International Marketing.

Previous assignments: CEO of Niscayah’s subsidiary Pacom Systems Ltd in Australia. Vice President Business Development at Assa Abloy. Several marketing postitions at Interlogix (previously GE-Security, now part of UTC).

Shares in Niscayah: 11,034 shares of series B and 30,000 warrants.

AUDITOR

Bo Lagerström born in 1966

PricewaterhouseCoopers AB.

Authorised public accountant. Member of FAR. Auditor in charge since 2009.

Shares in Niscayah: –

Niscayah’s articles of association

ARTICLES OF ASSOCIATION

for Niscayah Group AB (publ) with

Corporate ID No 556436-6267

§ 1

The name of the company is Niscayah Group AB. The company is a public company (publ).

§ 2

The Board of Directors of the company shall have its registered office in the municipality of Stockholm, County of Stockholm.

§ 3

The object of the company is (directly or indirectly through subsidiaries) to offer services and products within the field of security, to own and administer real and movable estate, as well as to pursue other compatible business.

§ 4

The share capital shall be no less than MSEK two hundred (200,000,000) and no more than MSEK eight hundred (800,000,000).

§ 5

The number of shares issued shall be no less than two hundred million (200,000,000) and no more than eight hundred million (800,000,000).

The shares may be issued in two classes, designated Class A and Class B. Shares of Class A may be issued up to a maximum number of one hundred and sixty million (160,000,000) and shares of Class B to a maximum number of six hundred and forty million (640,000,000).

Each share of Class A entitles to ten (10) votes and each share of Class B to one (1) vote.

Should the company decide to issue new Class A and Class B shares by way of a cash issue or a setoff issue, the holders of Class A and Class B shares, respectively, shall have priority right to subscribe to new shares of the same class in proportion to their existing shareholdings (primary right of priority). Shares not subscribed to by primary right of priority shall be offered to all shareholders (subsidiary right of priority). If the entire number of shares subscribed to by subsidiary right of priority cannot be issued, the shares shall be allocated between the subscribers in proportion to their existing shareholdings and, insofar as this cannot be done, by drawing of lots.

Should the company decide to issue shares of only one class by way of a cash issue or a set-off issue, all shareholders, irrespective of whether their shares are of Class A or Class B, shall have priority right to subscribe to new shares in proportion to their existing shareholdings.

Should the company decide to issue warrants or convertible bonds by way of a cash issue or a setoff issue, the shareholders shall have the priority right to subscribe to such warrants as if the shares to which the warrants entitle were issued and the priority right to subscribe to such convertible bonds as if the shares for which the convertible bonds may be exchanged were issued, respectively.

What is stated above shall not entail any restrictions on the possibility to resolve on a cash issue or a set-off issue with deviation from the shareholders priority rights.

An increase of the share capital by way of a bonus issue shall be made by issuing shares of both Class A and B, in proportion to their part of the share capital when the increase is decided upon. Holders of shares of Class A and Class B, respectively, shall have the right to new shares of the same class, each in proportion to their existing shareholdings. The above shall not entail any restrictions on the possibilities to issue shares of a new class by a bonus issue, after any necessary amendments of the Articles of Association.

§ 6

The Board of Directors shall, in addition to such members that, in accordance with law, may be nominated by others than the General Meeting of Shareholders, consist of no less than five (5) and no more than ten (10) Directors with no deputy Directors.

For the audit of the company’s administration and accounts, a registered public accounting firm shall be appointed by the General Meeting.

§ 7

A notice convening a General Meeting shall be published in Post- och Inrikes Tidningar (the Swedish Official Gazette) and on the company’s web site. It shall be announced in Dagens Industri that notice of a General Meeting has been given.

§ 8

General Meetings shall be held in Stockholm.

Niscayah’s articles of association

§ 9

A shareholder, who wants to take part in the negotiations at a General Meeting, must be registered in a transcript or other presentation of the share register relating to the facts which were recorded five (5) weekdays before the General Meeting and must give notice to the company no later than 4 p.m. the day set forth in the notice convening the meeting. The last mentioned day must not be a Sunday, any other public holiday, a Saturday, Midsummer Eve, Christmas Eve or New Year’s Eve and must not fall earlier than on the fifth weekday before the General Meeting.

At the General Meeting, a shareholder is entitled to be accompanied by one or two assistants; however, only if the shareholder gives notice hereof to the company according to what is prescribed in the previous paragraph.

§ 10

At the Annual General Meeting the following matters shall be dealt with:

1)	Election of a Chairman of the Meeting
2)	Preparation and approval of a voting list
3)	Approval of the Agenda
4)	Election of one or two persons to check the minutes
5)	Examination of whether the Meeting has been properly convened
6)	Presentation of the Annual Report and the Auditors’ Report on the Parent Company, and the Consolidated Accounts and the Auditors’ Report on the Group
7)	Resolutions with respect to
a)	the adoption of the Income Statement and the Balance Sheet of the Parent Company, and the Consolidated Income Statement and the Consolidated Balance Sheet,
b)	the appropriation of the Company’s profit or loss according to the adopted Balance Sheet,
c)	the discharge of the Directors of the Board and the Managing Director from their liability
8)	Determination of the number of directors
9)	Determination of fees for the Board of Directors and, where applicable, the Auditors
10)	Election of the Board of Directors and, where applicable, appointment of a registered public accounting firm
11)	Any other matter duly referred to the General Meeting.

§ 11

The calendar year shall be the financial year of the company.

§ 12

If a share of Class A has been transferred to a person who is not already a holder of shares of Class A, by means of purchase, exchange, gift, separation of joint property, inheritance, will, company distribution, merger, demerger or other transfer of title, such share shall immediately be offered to the holders of shares of Class A for redemption.

As soon as the Central Securities Depository (VPC) has informed the Board of Directors of the transfer of title, the Board of Directors shall immediately inform the acquirer of its obligation to offer the shares for redemption by written notification to the Board of Directors. Such notification shall contain information on the consideration paid for the shares and the acquirer’s conditions for redemption. The acquirer shall hereby evidence his or her acquisition of the shares. Immediately upon receiving a notification of transfer of title, the Board of Directors shall enter this into a special book with details on the date of notification, as set forth in the Companies Act. The Board of Directors shall at the same time notify every individual entitled to redemption whose postal address is known to the company, in writing, of the transfer of title to the shares and inform that claims for redemption shall be submitted to the Board of Directors within two (2) months from the acquirer’s notification of the transfer of title. Claims for redemption submitted within the stipulated time period shall be entered into a special book with details on the date of the claim for redemption, as set forth in the Companies Act.

An offer for redemption may not be exercised for a smaller number of shares than those included in the offer. If claims for redemption are made by several individuals entitled thereto, the shares shall, to the extent possible, be allocated to those entitled to redemption in proportion to their previous holdings of shares of Class A. The remaining number of shares shall be allocated by drawing of lots, executed by notary public.

The redemption price shall be determined by agreement between the acquirer and the individual entitled to redemption and shall as a general rule, if the shares have been transferred for a consideration, correspond to such consideration and otherwise to the price which can be expected in a sale under normal circumstances. If an agreement on the redemption price cannot be reached, the person entitled to redemption may request arbitration as set forth below.

Niscayah’s articles of association

A dispute regarding redemption of shares in accordance with this section 12 shall be finally settled by the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. Arbitration shall be requested within two months from the day when the claim for redemption was submitted to the company in accordance with what is stipulated above. The arbitration board shall consist of three arbitrators or one single arbitrator and is to be appointed by the institute. All requests for arbitration, which by reason of the same transfer of shares have been submitted to the institute within the above stated time, shall be dealt with as one single arbitration procedure.

The redemption price shall be paid within one (1) month from the time when the redemption price was determined, by means of agreement between the parties or by an arbitration award. If, within the stipulated time, no person entitled to redemption would submit a claim for redemption, or if the redemption price would not be paid within the stipulated time, the person who offered the share for redemption shall be entitled to be registered as holder of the share.

§ 13

The shares of the company shall be registered in a CSD register in accordance with the Financial Instruments Accounts Act (1998:1479).

These Articles of Association were adopted by the Annual General Meeting on 21 April 2009.

The interim report of Niscayah,

January – March 2011

NISCAYAH

Q1

INTERIM REPORT JANUARY–MARCH 2011

THE FIRST QUARTER 2011

- Revenues amounted to MSEK 1,509 (1,681).
- Organic growth was -2 percent (-9).
- Revenues from services amounted to MSEK 719 (794).
- Organic growth from services was -2 percent (3).
- Operating profit before amortization (EBITA) amounted to MSEK 86 (101[1]), corresponding to a margin of 5.7 percent (6.0[1]).
- Profit before tax was MSEK 84 (91[1]).
- Net profit for the period amounted to MSEK 59 (-76).
- Earnings per share amounted to SEK 0.16 (-0.21).

[1] Excluding restructuring costs for 2010 amounting to MSEK 200.

Q1 revenues (MSEK)

1,509

Q1 profit before tax (MSEK)

84

Q1 earnings per share (SEK)

0.16

CEO's comments

The market situation during the first quarter of the year has been mixed with continued challenging conditions in Southern Europe and in the countries within the US/UK/Ireland segment. The markets in the Central and Northern parts of Europe performed well.

All in all, our revenues amounted to MSEK 1,509 for the quarter and the organic growth was -2 percent. This is not satisfactory but represents an improvement compared with the previous quarter.

- The trend within implementation has improved and the organic growth amounted to -3 percent.
- New sales within services developed positively while the result of the contract negotiations carried out during the end of the preceding year had a negative impact. The organic growth within services was -2 percent.

The activities in the restructuring program which were initiated in 2010 have been completed. Savings amounted to approximately MSEK 40 during the quarter and the productivity disruptions caused by the program ceased towards the end of the quarter.

The long-term transformation is continuing according to plan. As part of the investment in improved customer offers, we have introduced a global offer featuring video surveillance services for the retail sector. The work on strengthening the competitiveness is continuing with a focus on lower costs and improved operational efficiency.

Håkan Kirstein
President and CEO

Niscayah Group AB (publ) Corp. id. no. 556436-6267

1 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Group - overview

MSEK	Jan-Mar 2011	Jan-Mar 2010[1]	Rolling 12 month	Jan-Dec 2010[1]
Revenues	**1,509**	1,681	**6,453**	6,624
Growth, %	*-10*	*-16*	*-12*	*-13*
Organic growth, %	*-2*	*-9*	*-5*	*-7*
Revenues, services	719	794	3,112	3,186
Services share of total revenues, %	*48*	*47*	*48*	*48*
Growth, services, %	*-5*	*-5*	*-4*	*-3*
Organic growth, services, %	*-2*	*3*	*3*	*4*
Cost of goods sold	-988	-1,105	4,237	-4,354
Gross profit	521	576	2,216	2,270
Gross margin, %	*34.5*	*34.2*	*34.3*	*34.3*
Selling and administrative expenses	-435	-475	-1,825	-1,865
Selling and administrative expenses, margin, %	*28.8*	*28.3*	*28.3*	*28.2*
EBITDA	**116**	**142**	**532**	**557**
EBITDA margin, %	*7.7*	*8.4*	*8.2*	*8.4*
Operating profit before amortization (EBITA)	**86**	**101**	**391**	**405**
EBITA margin, %	*5.7*	*6.0*	*6.1*	*6.1*
Operating profit (EBIT)	80	93	363	376
Operating margin (EBIT), %	*5.3*	*5.5*	*5.6*	*5.7*
Net financial items	5	-1	2	-4
Profit before tax	84	91	365	372
Net profit for the period	59	-76	254	120
Earnings per share, SEK	0.16	-0.21	0.70	0.33
Operating cash flow[1]	14	123	393	502
Operating cash flow as a % of EBITA[1]	*16*	*123*	*101*	*124*
Net debt	1,025	1,069	1,025	995
Capital employed[1]	2,898	3,177	2,898	2,886
Shareholders' equity	1,780	1,858	1,780	1,770
Share price, SEK	*12.15*	*13.90*	*12.15*	*13.80*
Return on capital employed, %, (12 months)[1]	*14*	*15*	*14*	*14*
Return on equity, %, (12 months)	*14*	*8*	*14*	*6*

[1]Excl. restructuring costs for 2010 amounting to MSEK 200 during Q1, apportioned as cost of goods sold of MSEK 120 and selling and administrative expenses of MSEK 80.

Revenues and organic growth
Revenues MSEK
Org. growth (%)
2 500
2 000
1 500
1 000
500
0
10%
5%
0%
-5%
-10%
-15%
-20%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011
Revenues
Organic growth

Revenues

THE FIRST QUARTER

Revenues amounted to MSEK 1,509 (1,681), a decrease of 10 percent, of which organic growth was -2 percent and exchange rate effects was -8 percent.

Organic growth within services was -2 percent. New sales within services developed positively while the result of the contract negotiations carried out during the end of the preceding year had a negative impact. The organic growth within implementation was -3 percent (-18), a significant improvement compared with the previous quarter.

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Gross profit and gross margin[1]

Gross profit MSEK
Gross margin (%)
800
600
400
200
40%
35%
30%
25%
20%
2008
2009
2010
2011
Gross profit
Gross margin

EBITA and EBITA-margin[1]

EBITA MSEK
EBITA-margin (%)
250
200
150
100
50
0
10%
8%
6%
4%
2%
0%
2008
2009
2010
2011
EBITA
EBITA-margin

Capital employed[1]

Capital employed MSEK
Return (12 months), (%)
5 000
4 000
3 000
2 000
1 000
0
20%
15%
10%
5%
0%
2008
2009
2010
Q1 2010
Q1 2011
Capital employed
Return cap. employed

[1]Excluding restructuring program

Earnings

THE FIRST QUARTER

Gross profit was MSEK 521 (576) corresponding to a gross margin of 34.5 percent (34.2). The margin was positively affected by implemented cost savings while general cost inflation and negative organic growth had an adverse impact.

Selling and administrative expenses were MSEK -435 (-475). The activities within the restructuring program have been completed and the savings amounted to approximately MSEK 40 during the quarter.

Operating profit before amortization (EBITA) amounted to MSEK 86 (101), corresponding to an EBITA margin of 5.7 percent (6.0). Changes in foreign exchange rates impacted EBITA by MSEK -6.

Net financial items amounted to MSEK 5 (-1) of which the effect of changes in foreign exchange rates, attributable to the strengthening of the Swedish krona in relation to EUR and USD, amounted to MSEK 5. Profit before tax amounted to MSEK 84 (91). Tax amounted to MSEK -26 (+33), based on an annual tax rate of 30.4 percent (30.4), and the net profit for the period was MSEK 59 (-76), corresponding to SEK 0.16 (-0.21) per share.

Return on capital employed and shareholders' equity

Capital employed, excluding restructuring programs, was MSEK 2,898 (3,177) at the end of the quarter and return on capital employed amounted to 14 percent (15). Consolidated equity amounted to MSEK 1,780 (1,858) and return on equity was 14 percent (8).

Outlook

The market situation is expected to continue to be challenging with zero organic growth expected within implementation and services.

Financial goals

Niscayah has two main financial goals:

- An average yearly growth of more than 10 percent, including acquisitions
- An average yearly return on capital employed to exceed 20 percent.

During the past 12 months growth was -12 percent (-11), (currency-adjusted -5 percent) and return on capital employed, excluding restructuring program, was 14 percent (15). The long-term financial goals are target figures over an entire business cycle.

Number of employees

The average number of employees during the first quarter was 5,133 (5,441).

Niscayah Group AB (publ) Org nr 556436-6267 3 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Share of group revenues 12 months

Mainland Europe, 17% (18)

Services share of total revenues 12 months

Services, 51% (47)

Revenues and organic growth

Revenues MSEK
Org. growth (%)
2 000
1 500
1 000
500
0
10%
5%
0%
-5%
-10%
-15%
-20%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011
Revenues
Organic growth

EBITA and EBITA-margin¹

EBITA MSEK
EBITA-margin (%)
250
200
150
100
50
0
12%
10%
8%
6%
4%
2%
0%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011
EBITA
EBITA margin

¹Excluding restructuring program

Mainland Europe

- The market situation remains challenging in the Southern parts of Europe. Customers are cautious about investments in security solutions.
- The markets in the Central and Northern parts of Europe performed well.

The implementation of the measures within the restructuring program has been completed. The productivity disruptions caused by the implementation of the program ceased towards the end of the quarter. The average number of employees during the first quarter was 4,004 (4,266).

MSEK	Jan-Mar 2011	Jan-Mar 2010¹	Jan-Dec 2010
Revenues	1,171	1,282	5,054
Growth, %	*-9*	*-17*	*-16*
Organic growth, %	*-2*	*-12*	*-9*
Revenues, services	587	643	2,589
Services share of revenues, %	*50*	*50*	*51*
Growth, services, %	*-9*	*-5*	*-4*
Organic growth, services, %	*-2*	*2*	*3*
Operating profit before amortization (EBITA)	104	109	440
EBITA margin, %	*8.9*	*8.5*	*8.7*
Operating profit (EBIT)	101	104	425
Operating margin (EBIT), %	*8.6*	*8.1*	*8.4*

¹Excl. restructuring costs for 2010 amounting to MSEK 170 during Q1.

Revenues

THE FIRST QUARTER

Revenues amounted to MSEK 1,171 (1,282), a decrease of 9 percent. Organic growth represented -2 percent and changes in foreign exchange rates -7 percent. A number of countries in the Central and Northern parts of Europe displayed positive organic growth, whereas in the Southern areas of Europe, growth was negative.

Revenues within services amounted to MSEK 587 (643), corresponding to a decrease of -9 percent. Organic growth within services was -2 percent. New sales within services developed positively while the result of the contract negotiations carried out during the end of the preceding year had a negative impact. Organic growth within implementation was -1 percent (-22).

Earnings

THE FIRST QUARTER

Profit before amortization (EBITA) amounted to MSEK 104 (109). Cost savings impacted positively, at the same time as negative organic growth and general cost inflation had an adverse impact. The EBITA margin was 8.9 percent (8.5). Changes in foreign exchange rates impacted the operating profit (EBITA) by MSEK -5.

Niscayah Group AB (publ) Org nr 556436-6267 4 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Share of group revenues
12 months

US/UK/
Ireland,
23% (21)

Services share of total revenues
12 months

Services,
40% (38)

Revenues and organic growth

Revenues
MSEK
Org. growth
(%)
500
400
300
200
100
0
30%
20%
10%
0%
-10%
-20%
-30%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011
Revenues
Organic growth

EBITA and EBITA-margin[1]

EBITA
MSEK
EBITA-margin
(%)
60
50
40
30
20
10
0
12%
10%
8%
6%
4%
2%
0%
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011
EBITA
EBITA-margin

[1]Excluding restructuring program

US/UK/Ireland

- The US market showed signs of recovery while the development in the UK and Ireland markets was still weak.
- Price pressure prevails within implementation as well as services, and customers are deferring security investments.

The implementation of the measures within the restructuring program has been completed. The average number of employees during the first quarter was 1,044 (1,096).

MSEK	Jan–Mar 2011	Jan–Mar 2010[1]	Jan–Dec 2010[1]
Revenues	321	373	1,505
Growth, %	*-14*	*-13*	*-4*
Organic growth, %	*-4*	*-1*	*3*
Revenues, services	132	150	597
Services share of revenues, %	*41*	*40*	*40*
Growth, services, %	*-12*	*-4*	*2*
Organic growth, services, %	*-1*	*8*	*6*
Operating profit before amortization (EBITA)	6	10	57
EBITA margin, %	*1.9*	*2.6*	*3.8*
Operating profit (EBIT)	3	6	44
Operating margin (EBIT), %	*0.9*	*1.7*	*2.9*

[1]Excl. restructuring costs for 2010 amounting to MSEK 30 during Q1.

Revenues

THE FIRST QUARTER

Revenues amounted to MSEK 321 (373), corresponding to a decrease of 14 percent. Organic growth represented -4 percent and changes in foreign exchange rates was -10 percent.

Revenues from services amounted to MSEK 132 (150), equivalent to a decrease of 12 percent. Organic growth within services was -1 percent. The result of the contract negotiations carried out during the end of the preceding year had a negative impact. Organic growth within implementation was -7 percent (-6) and was particularly weak in the US.

Earnings

THE FIRST QUARTER

Profit before amortization (EBITA) was MSEK 6 (10). Cost savings impacted earnings positively, at the same time as negative organic growth and general cost inflation had an adverse impact on earnings. The EBITA margin was 1.9 percent (2.6). Changes in foreign exchange rates impacted the operating profit (EBITA) by MSEK -1.

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Operating cash flow[1]

MSEK
1 000
500
0
2008
2009
2010
2010 (12 months)
2011 (12 months)
Operating cash flow

[1]Excluding restructuring program

Group net debt

MSEK
2 000
1 500
1 000
500
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2008
2009
2010
2011

Share price development, 12 months

SEK
20
15
10
5
Apr
Jul
Oct
Jan
Niscayah B
OMX Stockholm PI

Other financial information

Operating cash flow (including costs of restructuring programs)

MSEK	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Operating profit before amortization (EBITA)	86	-99	205
Investments in non-current assets	-17	-26	-82
Reversal of depreciation and amortization	30	41	152
Change in operating capital employed	-113	192	84
Operating cash flow	-14	108	359
Operating cash flow as a % of EBITA	*-16*	*-109*	*175*

Operating cash flow, including restructuring programs, was MSEK -14 (108) during the first quarter. Cash flows for restructuring programs amounted to MSEK -28 (-15), of which MSEK -24 (-6) related to the 2010 program. Excluding restructuring programs, the operating cash flow amounted to MSEK 14 (123), corresponding to 17 percent (123) of EBITA.

Financial position

The Group's credit facility amounts to MSEK 3,000 of which MSEK 760 matures during the third quarter 2011 and MSEK 2,240 matures in 2013. Outstanding loans as of March 31, 2011 amounted to MSEK 1,173 (1,311) and net debt was 1,025 MSEK (1,069). The debt/equity ratio was SEK 0.58 (0.58). The Group's interest exposure is managed by the use of interest rate derivatives whose market valuation effects are included in the group's net interest income. As of March 31, 2011, the average fixed interest term was 16.6 months.

Investments

Investments in non-current assets amounted to MSEK 17 (26).

Niscayah's share

The share price at the end of the quarter was SEK 12.15, corresponding to a market value of SEK 4.4 billion. At March 31, 2011, the company held 1.0 million repurchased shares, corresponding to 0.3 percent of the total number of registered shares. The purpose of the repurchased shares is to secure the company's costs in connection with the long-term performance-based incentive program. The total number of outstanding shares amounted to 365,058,897 and the average number of outstanding shares amounted to 364,058,897 on March 31, 2011.

The Parent Company

THE FIRST QUARTER

Revenues for Niscayah Group AB amounted to MSEK 25 (51) and the profit after net financial items was MSEK 30 (40). Cash and cash equivalents amounted to MSEK 28 (133). Investments in shares in subsidiaries amounted to MSEK 0 (0) and investments in other non-current assets totaled MSEK 2 (4).

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Niscayah has introduced a global offer featuring video surveillance services for the retail sector.

Niscayahs Annual Reports, interim reports and presentations are available in Niscayah's iPad application. Search for Niscayah in iTunes.

Significant risks and uncertainties

Niscayah is exposed to both operational (business-related) risks and financial risks. All risk management is conducted in line with policies and guidelines adopted by the board defining the responsibility and mandate and with the overall objective of establishing risk awareness and preventive measures via effective processes and internal control within all business areas. For additional information about Niscayah's risk exposure and risk management refer to note 3 in the 2010 Annual Report. Apart from the risks described there, no material risks are deemed to have arisen.

Transactions with related parties

No transactions between Niscayah and related parties significantly impacting the company's financial position and results have taken place during the period.

Events after the end of the reporting period

Change in Niscayah's group management

Antonio Villaseca López, Country President Spain, has decided to resign from Niscayah and has consequently left the group management. After the change, Niscayah's group management is composed of Håkan Kirstein, President and CEO, Magnus Bladh, Group Director Sales, Håkan Gustavson, CFO, Magnus Jonsson, Group Director Marketing, Inger Nyström, Group Director Human Resources and David Schelin, Group Director Operations. The change took effect at the turn of the month April/May.

Accounting policies

This interim report was prepared in accordance with IAS 34 and according to the Swedish Financial Reporting Board's recommendation RFR 1 and, for the parent company, according to recommendation RFR2. The accounting policies applied are in accordance with those presented in the 2010 annual report with the exception of a number of amendments to existing standards and new interpretations which became effective on January 1, 2011, which have not had any impact on the consolidated financial statements.

Future reporting dates in 2011

July 27, 2011	Interim report January-June 2011
November 2, 2011	Interim report January-September 2011

Stockholm, May 3, 2011

Niscayah Group AB (publ)

Håkan Kirstein
President and CEO

This interim report has not been subject to review by the company's auditors.

For further information please contact:

Håkan Kirstein, President and CEO	+46 10 458 8000
Håkan Gustavson, CFO	+46 10 458 8000
Johan Andersson Melbi, Investor Relations	+46 10 458 8023

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Press conference

A press conference will be held at Lindhagensplan 70 in Stockholm on May 3, 2011 at 10.30. To participate by phone (and ask questions), call:
Sweden: +46 (0)8 505 598 53, UK: +44 (0)203 043 24 36
US: +1 866 458 40 87
The press conference may also be followed online via the link:
http://storm.zoomvisionmamato.com/player/niscayah/objects/z4xm26cj

Niscayah Group AB discloses the information provided herein pursuant to the Swedish Securities Markets Act and/or the Swedish Financial Instruments Trading Act. The information is submitted for publication on May 3, 2011 at 08.30 a.m. CET.

Niscayah Group AB (publ) Org nr 556436-6267 8 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Condensed Consolidated Income Statement

MSEK	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Revenues	**1,509.3**	**1,681.0**	**6,624.3**
Cost of goods sold[1]	-988.1	-1,225.3	-4,474.0
Gross profit	**521.2**	**455.7**	**2,150.3**
Selling and administrative expenses[1]	-435.2	-555.1	-1,945.2
EBITA	**86.0**	**-99.4**	**205.1**
Amortization and impairment of acquisition related intangible assets	-6.5	-8.0	-28.7
Operating profit (EBIT)	**79.5**	**-107.4**	**176.4**
Financial income and expenses[2]	4.7	-1.4	-4.4
Profit before tax	**84.2**	**-108.8**	**172.0**
Tax	-25.6	33.1	-52.4
Net profit for the period	**58.6**	**-75.7**	**119.6**
Net profit for the period attributable to;			
The parent company's owners	58.7	-75.8	119.3
Non-controlling interests	-0.1	0.1	0.3
Earnings per share before dilution, SEK[3]	0.16	-0.21	0.33
Earnings per share after dilution, SEK[3]	0.16	-0.21	0.33
[1]Of which depreciation and amortization;			
Property, plant and equipment	-19.0	-28.8	-103.8
Intangible assets (excluding amortization of acquisition related intangible assets)	-11.3	-12.4	-48.3
Total depreciation and amortization (excluding amortization of acquisition related intangible assets)	**-30.3**	**-41.2**	**-152.1**
[1]Of which restructuring costs;			
Cost of goods sold	-	-120.0	-120.0
Selling and administrative expenses	-	-80.0	-80.0
Total restructuring costs	**-**	**-200.0**	**-200.0**
[2]Financial income and expenses			
Interest income and other financial income	10.2	1.0	2.9
Interest expenses and other financial expenses	-10.8	-15.7	-38.6
Exchange gains	35.6	51.7	136.4
Exchange losses	-30.3	-38.4	-105.1
Total financial income and expenses	**4.7**	**-1.4**	**-4.4**

[3]Calculated on the average number of outstanding shares after buyback.

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Consolidated statement of comprehensive income

MSEK	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Net profit for the period	58.6	-75.7	119.6
Actuarial gains and losses	-	-	-24.0
Exchange differences	-59.1	-131.4	-291.5
Tax attributable to other comprehensive income	10.5	10.0	31.7
Other comprehensive income for the period, net after tax	**-48.6**	**-121.4**	**-283.8**
Comprehensive income for the period	10.0	-197.1	-164.2
Comprehensive income for the period attributable to:			
The parent company's owners	10.1	-196.8	-163.4
Non-controlling interests	-0.1	-0.3	-0.8

The number of outstanding shares at the end of the reporting period			
before dilution	365,058,897	365,058,897	365,058,897
after dilution	365,058,897	365,058,897	365,058,897
Average number of outstanding shares after buyback			
before dilution	364,058,897	365,058,897	364,457,072
after dilution	364,058,897	365,058,897	364,457,072
The number of own shares at the end of the reporting period	1,000,000	-	1,000,000
Average number of own shares	1,000,000	-	601,825

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Condensed Consolidated Balance Sheet

MSEK	Mar 31, 2011	Mar 31, 2010	Dec 31, 2010
ASSETS			
Non-current assets			
Intangible assets	2,349.3	2,544.9	2,415.9
Property, plant and equipment	150.7	239.6	164.1
Deferred tax assets	156.5	130.2	175.1
Financial assets	8.5	7.5	8.5
Other receivables	14.1	19.0	17.3
Total non-current assets	**2,679.1**	**2,941.2**	**2,780.9**
Current assets			
Inventories	202.9	244.7	204.7
Trade receivables and other receivables	2,152.8	2,249.6	2,193.5
Cash and cash equivalents	162.3	333.3	320.5
Total current assets	**2,518.0**	**2,827.6**	**2,718.7**
TOTAL ASSETS	**5,197.1**	**5,768.8**	**5,499.6**

SHAREHOLDERS' EQUITY	Mar 31, 2011	Mar 31, 2010	Dec 31, 2010
Capital and reserves attributable to the Parent Company's owners	1,772.2	1,850.9	1,762.1
Non-controlling interests	7.5	7.5	7.6
Total equity	**1,779.7**	**1,858.4**	**1,769.7**
LIABILITIES			
Non-current liabilities			
Borrowing	1,178.2	1,328.3	1,294.4
Deferred tax liabilities	204.8	160.6	205.2
Pension obligations	85.8	76.3	106.2
Other liabilities	3.8	4.5	3.8
Other provisions	31.4	107.9	31.6
Total non-current liabilities	**1,504.0**	**1,677.6**	**1,641.2**
Current liabilities			
Borrowing	10.8	40.7	13.4
Other interest-bearing liabilities	0.6	11.4	0.6
Trade payables and other liabilities	1,813.4	1,976.1	1,947.6
Derivative instruments	6.3	29.7	16.0
Other provisions	82.3	174.9	111.1
Total current liabilities	**1,913.4**	**2,232.8**	**2,088.7**
TOTAL EQUITY AND LIABILITIES	**5,197.1**	**5,768.8**	**5,499.6**

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Consolidated statement of changes in equity

	EQUITY ATTRIBUTABLE TO THE PARENT COMPANY'S OWNERS						
MSEK	Share capital	Other paid-in capital	Translation reserve	Retained earnings	Total	Non-controlling interests	Total equity
Opening balance as at January 1, 2010	365.1	0.1	14.1	1,668.4	2,047.7	7.8	2,055.5
Comprehensive income for the period	-	-	-120.8	-76.0	-196.8	-0.3	-197.1
Closing balance as at March 31, 2010	**365.1**	**0.1**	**-106.7**	**1,592.4**	**1,850.9**	**7.5**	**1,858.4**
Opening balance as at January 1, 2011	365.1	0.1	-251.0	1,647.9	1,762.1	7.6	1,769.7
Comprehensive income for the period	-	-	-48.6	58.7	10.1	-0.1	10.0
Closing balance as at March 31, 2011	**365.1**	**0.1**	**-299.6**	**1,706.6**	**1,772.2**	**7.5**	**1,779.7**

Condensed Consolidated Cash Flow Statement

MSEK	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Cash flow before changes in working capital	30.5	52.6	239.3
Change in working capital	-54.0	-17.7	17.5
Cash flow from operating activities	**-23.5**	**34.9**	**256.8**
Cash flow from investing activities	-17.8	-25.4	-86.8
Of which acquisitions/disposals of subsidiaries /operations[1]	-	*0.4*	*0.4*
Cash flow from financing activities	-115.1	-173.3	-326.8
Cash flow for the period	**-156.4**	**-163.8**	**-156.8**
Cash and cash equivalents at beginning of period	320.5	511.2	511.2
Cash flow for the period	-156.4	-163.8	-156.8
Exchange rate fluctuation in cash and cash equivalents	-1.8	-14.1	-33.9
Cash and cash equivalents at end of period	**162.3**	**333.3**	**320.5**

[1]The effect of the divestment of Niscayah Hong Kong Ltd in 2010 has had a marginal impact on the consolidated balance sheet.

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Key ratios and other information

	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Growth, %	-10	-16	-13
Organic growth, %	-2	-9	-7
Services share of total revenues, %	48	47	48
Gross margin, %	34.5	27.1	32.5
Gross margin, %[1]	34.5	34.2	34.3
Selling and administrative expenses margin, %	28.8	33.0	29.4
Selling and administrative expenses margin, %[1]	28.8	28.3	28.2
EBITDA margin, %	7.7	-3.5	5.4
EBITDA margin, %[1]	7.7	8.4	8.4
EBITA margin, %	5.7	-5.9	3.1
EBITA margin, %[1]	5.7	6.0	6.1
Operating margin (EBIT), %	5.3	-6.4	2.7
Operating margin (EBIT), %[1]	5.3	5.5	5.7
Net margin, %	3.9	-4.5	1.8
Share price at the end of the period, SEK	12.15	13.90	13.80
Dividend per share, SEK	-	-	0.30
Earnings per share, SEK[2]	0.16	-0.21	0.33
Number of outstanding shares	365,058,897	365,058,897	365,058,897
Average number of outstanding shares after buyback	364,058,897	365,058,897	364,457,072
Restructuring costs, MSEK	-	200	200

	Mar 31, 2011	Mar 31, 2010	Dec 31, 2010
Operating capital employed, MSEK	657.9	581.3	556.5
Goodwill, MSEK	1,963.7	2,117.6	2,012.3
Acquisition related intangible assets, MSEK	183.3	228.8	196.3
Capital employed, MSEK	2,804.9	2,927.7	2,765.1
Capital employed MSEK[1]	2,897.5	3,176.7	2,886.1
Net debt, MSEK	1,025.2	1,069.3	995.4
Shareholders' equity, MSEK	1,779.7	1,858.4	1,769.7
Return on capital employed, %, (12 months)	14	10	7
Return on capital employed, %, (12 months)[1]	14	15	14
Return on equity, %, (12 months)	14	8	6
Net debt/equity ratio, multiple	0.58	0.58	0.56
Equity/assets ratio, %	34	32	32

[1] Excl. restructuring costs for 2010 amounting to MSEK 200 during Q1, apportioned as cost of goods sold of MSEK 120 and selling and administrative expenses of MSEK 80.

[2] Calculated on the average number of outstanding shares after buyback.

For definitions see page 17 and the annual report 2010

Niscayah Group AB (publ) Org nr 556436-6267

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The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

The Group's organic growth and changes in foreign exchange rates

The calculation of organic growth and specification of changes in foreign exchange rates on operating profit EBITA and EBIT are presented below:

MSEK	Jan-Mar 2011	Jan-Mar 2010	%
Revenues	1,509.3	1,681.0	-10
Acquisitions/disposals	0.6	-	
Change in foreign exchange rates from 2010	129.5	-	
Organic growth	**1,639.4**	**1,681.0**	**-2**
EBITA excluding restructuring costs			
EBITA excluding restructuring costs	86.0	100.6	-15
Change in foreign exchange rates from 2010	6.0	-	
EBITA excluding restructuring costs	**92.0**	**100.6**	**-8**
Operating profit (EBIT) excluding restructuring costs			
Operating profit (EBIT) excluding restructuring costs	79.5	92.6	-14
Change in foreign exchange rates from 2010	5.3	-	
Operating profit (EBIT) excluding restructuring costs	**84.8**	**92.6**	**-8**

Niscayah Group AB (publ) Org nr 556436-6267

14 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

The Group's segments, overview January-March

Niscayah's operations are divided into different segments, Mainland Europe and US/UK/Ireland. Mainland Europe comprises the European market except for the UK and Ireland. The Anglo-Saxon market comprises the US, UK and Ireland. Other, includes Australia, Hong Kong and the parent company's costs.

	Mainland Europe		US/UK/Ireland		Other		Eliminations		Group	
MSEK	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Revenues, external	1,171.3	1,281.9	320.8	373.3	17.2	25.8	-	-	1,509.3	1,681.0
Revenues, internal	0.1	0.0	0.0	0.1	10.7	4.5	-10.8	-4.6	-	-
Revenues	**1,171.4**	**1,281.9**	**320.8**	**373.4**	**27.9**	**30.3**	**-10.8**	**-4.6**	**1,509.3**	**1,681.0**
Organic growth, %	*-2*	*-12*	*-4*	*-1*	*-1*	*36*	-	-	*-2*	*-9*
EBITA excluding restructuring costs	104.1	109.1	6.0	9.8	-24.1	-18.3	-	-	86.0	100.6
EBITA margin, % excl. restructuring costs	*8.9*	*8.5*	*1.9*	*2.6*	-	-	-	-	*5.7*	*6.0*
Restructuring costs	-	-170.0	-	-30.0	-	-	-	-	-	-200.0
EBITA	104.1	-60.9	6.0	-20.2	-24.1	-18.3	-	-	86.0	-99.4
EBITA margin, %	*8.9*	*-4.7*	*1.9*	*-5.4*	-	-	-	-	*5.7*	*-5.9*
Amortization of acquisition related intangible assets	-3.5	-4.7	-3.0	-3.3	-	-	-	-	-6.5	-8.0
Operating profit (EBIT)	**100.6**	**-65.5**	**3.0**	**-23.6**	**-24.1**	**-18.3**	**-**	**-**	**79.5**	**-107.4**
Operating margin (EBIT), %	8.6	*-5.1*	0.9	*-6.3*	-	-	-	-	5.3	*-6.4*
Financial income and expenses	-	-	-	-	4.7	-1.4	-	-	4.7	-1.4
Profit before tax	100.6	-65.5	3.0	-23.6	-19.4	-19.7	-	-	84.2	-108.8
Operating capital employed	277.8	222.4	103.0	123.8	277.1	235.1	-	-	657.9	581.3
Operating capital employed as % of revenues:	*6*	*4*	*7*	*8*	-	-	-	-	*10*	*8*
Goodwill	1,347.9	1,429.0	564.4	633.3	51.4	55.3	-	-	1,963.7	2,117.6
Acquisition related intangible assets	64.3	84.8	119.0	144.0	-	-	-	-	183.3	228.8
Capital employed	**1,690.0**	**1,736.2**	**786.4**	**901.1**	**328.5**	**290.4**	**-**	**-**	**2,804.9**	**2,927.7**

Niscayah Group AB (publ) Org nr 556436-6267

15 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Consolidated income statements per quarter 2011

MSEK	Jan-Mar	Apr-Jun	Jul-Sep	Oct-Dec	Jan-Dec
Revenues	**1,509.3**				
Growth, %	*-10*				
Organic growth, %	*-2*				
Revenues, services	719.3				
Growth, services, %	*-9*				
Organic growth, services, %	*-2*				
Cost of goods sold	-988.1				
Gross profit	**521.2**				
Gross margin, %	*34.5*				
Selling and administrative expenses	-435.2				
Selling and administrative expenses, margin, %	*28.8*				
EBITA	**86,0**				
EBITA margin, %	*5.7*				
Amortization acquisition related intangible assets	-6.5				
Operating profit (EBIT)	**79.5**				
EBIT margin, %	*5.3*				
Financial income and expenses	4.7				
Profit before tax	**84.2**				
Tax	-25.6				
Net profit for the period	**58.6**				

Consolidated income statements per quarter 2010 (excluding restructuring costs)

MSEK	Jan-Mar	Apr-Jun	Jul-Sep	Oct-Dec	Jan-Dec
Revenues	**1,681.0**	**1,687.5**	**1,501.6**	**1,754.3**	**6,624.3**
Growth, %	*-16*	*-12*	*-14*	*-11*	*-13*
Organic growth, %	*-9*	*-6*	*-9*	*-3*	*-7*
Revenues, services	793.5	814.0	773.3	804.9	3,185.7
Growth, services, %	*-5*	*-1*	*-4*	*-3*	*-3*
Organic growth, services, %	*3*	*6*	*1*	*5*	*4*
Cost of goods sold	-1,105.3	-1,130.7	-971.0	-1,147.0	-4,354.0
Gross profit	**575.7**	**556.8**	**530.6**	**607.3**	**2,270.3**
Gross margin, %	*34.2*	*33.0*	*35.3*	*34.6*	*34.3*
Selling and administrative expenses	-475.1	-468.2	-444.4	-477.6	-1,865.2
Selling and administrative expenses, margin, %	*28.3*	*27.7*	*29.6*	*27.2*	*28.2*
EBITA	**100.6**	**88.6**	**86.2**	**129.7**	**405.1**
EBITA margin, %	*6.0*	*5.2*	*5.7*	*7.4*	*6.1*
Amortization acquisition related intangible assets	-8.0	-7.1	-6.9	-6.7	-28.7
Operating profit (EBIT)	**92.6**	**81.5**	**79.3**	**123.0**	**376.4**
EBIT margin, %	*5.5*	*4.8*	*5.3*	*7.0*	*5.7*
Financial income and expenses	-1.4	-13.2	2.5	7.8	-4.4
Profit before tax	**91.2**	**68.3**	**81.8**	**130.8**	**372.0**
Tax	33.1	-20.8	-24.9	-39.8	-52.4
Restructuring costs	-200.0	0.0	0.0	0.0	-200.0
Net profit for the period	**-75.7**	**47.5**	**56.9**	**91.0**	**119.6**

Niscayah Group AB (publ) Org nr 556436-6267

16 (17)

The interim report of Niscayah, January – March 2011

INTERIM REPORT JAN–MAR 2011

Condensed parent company income statement

MSEK	Jan-Mar 2011	Jan-Mar 2010	Jan-Dec 2010
Revenues	24.8	51.3	154.5
Other operating expenses	-26.8	-24.7	-106.1
Operating profit	**-2.0**	**26.6**	**48.4**
Profit from financial items, net[1]	31.6	13.4	-158.0
Profit after financial items	**29.6**	**40.0**	**-109.6**
Appropriations	-19.1	-	-34.4
Profit before tax	**10.5**	**40.0**	**-144.0**
Tax	-4.6	-10.0	-51.7
Net profit for the period	**5.9**	**30.0**	**-195.7**

[1]Includes write-down of shares in subsidiaries of MSEK -363 as of December 2010.

Condensed parent company balance sheet

MSEK	Mar 31, 2011	Mar 31, 2010	Dec 31, 2010
ASSETS			
Non-current assets	8,351.1	8,608.0	8,337.6
Current assets	432.4	724.4	614.0
TOTAL ASSETS	**8,783.5**	**9,332.4**	**8,951.6**
SHAREHOLDERS' EQUITY	**6,600.0**	**7,014.6**	**6,623.5**
Untaxed reserves	293.6	240.0	274.5
LIABILITIES			
Non-current liabilities	1,194.4	1,339.3	1,305.7
Current liabilities	695.5	738.5	747.9
TOTAL EQUITY AND LIABILITIES	**8,783.5**	**9,332.4**	**8,951.6**

Definitions

Return on equity: Profit after tax divided by average equity
EBIT: Operating profit after depreciation, amortization and impairments
EBIT margin: EBIT as a percentage share of revenues
EBITA: Operating profit before amortization of acquisition related intangible assets, but after depreciation and amortization of property, plant and equipment and other intangible assets.
EBITA margin: EBITA as a percentage share of revenues.
EBITDA: Operating profit before depreciation and amortization.
EBITDA margin: EBITDA as a percentage share of revenues.
Selling and administrative expenses, margin: Selling and administrative expenses as a percentage share of revenues.
Earnings per share: Net profit for the period divided by the average number of outstanding shares after buyback.

Other definitions are presented in Niscayah's Annual Report 2010, page 60: www.niscayah.com

Niscayah Group AB (publ) Org nr 556436-6267 17 (17)

Report by Niscayah’s board of directors

The information about Niscayah on pages 15–28 of this offer document has been reviewed by Niscayah’s board of directors. The board of director’s view is that this brief description provides an accurate and fair, although not complete, picture of Niscayah.

Stockholm, July 21, 2011

Niscayah Group AB (publ)

The board of directors

Description of Stanley Black & Decker and SBD Holding and the financing of the Offer

DESCRIPTION OF SBD HOLDING

SBD Holding AB, registration number 556853-6303, is indirectly wholly owned by Stanley Black & Decker, Inc. The company is domiciled in Stockholm, Sweden, and its registered address is c/o Gernandt & Danielsson Advokatbyrå KB, Box 5747, SE-114 87 Stockholm, Sweden. The company was registered with the Swedish Companies Registration Office (Sw. Bolagsverket) on May 20, 2011. SBD Holding AB has never conducted and at present does not conduct any business and its principal business purpose is to make the Offer and take all actions to complete the Offer and operate as parent of Niscayah.

DESCRIPTION OF STANLEY BLACK & DECKER

Stanley Black & Decker, Inc., with its registered office in Connecticut, United States, is listed on the New York Stock Exchange. The company is an S&P 500 company and diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, infrastructure solutions and more. Stanley Black & Decker was founded in 1843 as The Stanley Works; the company changed its name to Stanley Black & Decker following the 2010 merger of a subsidiary formed for that purpose with The Black & Decker Corporation, which was incorporated in 1910. “Stanley” and “Black & Decker” are brand names with worldwide recognition for their quality, design, innovation and value. Stanley Black & Decker’s more than 36,000 employees worldwide serve customers in over 100 countries. Currently, Stanley Black & Decker has a market capitalization of more than USD 11 billion and revenues of approximately USD 10 billion.

The Company’s operations are classified into three reportable business segments: Construction & Do-It-Yourself (“CDIY”), Security, and Industrial. The CDIY segment manufactures and markets hand tools, corded and cord-less electric power tools and equipment, lawn and garden products, consumer portable power products, home products, accessories and attachments for power tools, plumbing products, consumer mechanics tools, storage systems, and pneumatic tools and fasteners. The Security segment provides access and security solutions primarily for consumers, retailers, educational, financial and health-care institutions, as well as commercial, governmental and industrial customers, and the Industrial segment manufactures and markets professional industrial and automotive mechanics tools and storage systems, metal and plastic fasteners and engineered fastening systems, hydraulic tools and accessories, and specialty tools.

THE FINANCING OF THE OFFER

General

The Offer is not subject to any financing condition. The Offer will be financed by Stanley Black & Decker from existing cash and a credit facility.

Stanley Black & Decker is an A/Baa1 rated company with USD 1.9 billion in cash and equivalents on its balance sheet as of July 2, 2011. On July 22, 2011, Stanley Black & Decker entered into a 364-Day Credit Agreement (the “Credit Agreement”) to obtain extensions of credit and commitments aggregating US 1.25 billion (the “Credit Facility”). Stanley Black & Decker’s existing cash resources together with funds available under the Credit Facility are more than sufficient to fund the entire amount to be paid under the Offer. Notwithstanding the above, Stanley Black & Decker reserves the right to raise funds through, for example, the issuance of commercial paper and/or capital markets offerings and use such funds, in place of some or all of the amount provided for under the facility described above.

Stanley Black & Decker has undertaken to provide SBD Holding with necessary funds to settle the Offer.

Summary of the conditions for a drawdown pursuant to the Credit Facility

The Credit Facility consists of a US 1.25 billion revolving credit loan. Borrowings under the Credit Facility bear interest at a floating rate or rates equal to, at the option of Stanley Black & Decker, the Eurocurrency rate or the prime rate, plus a margin specified in the Credit Agreement.

Stanley Black & Decker must repay all advances by the earlier of (i) July 20, 2012 or (ii) the date of termination in whole, at the election of Stanley Black & Decker, of the commitments by the lenders under the Credit Facility, pursuant to the terms of the Credit Agreement. Stanley Black & Decker may be required to prepay any borrowings under the Credit Facility upon a change of control.

Description of Stanley Black & Decker and SBD Holding and the financing of the Offer

The Credit Agreement contains covenants that include, among other things:

•	a limitation on creating liens on certain property of Stanley Black & Decker and its subsidiaries;
•	a restriction on mergers, consolidations and sales of substantially all of the assets of Stanley Black & Decker or its subsidiaries;
•	maintenance of a specified financial ratio; and
•	a restriction on entering into certain sale-leaseback transactions.

The material conditions for a drawdown pursuant to the Credit Facility are the following:

•	that certain of the representations made by Stanley Black & Decker in the Credit Agreement are correct; and
•	that no circumstances have occurred which would constitute a default or event of default under the Credit Agreement.

The Credit Facility contains customary events of default. If an event of default occurs and is continuing Stanley Black & Decker might be required to repay all amounts outstanding under the Credit Facility.

Tax issues in Sweden

INTRODUCTION

The following is a summary of certain tax consequences of the Offer in Sweden in relation to individuals and limited liability companies (Sw. Aktiebolag) that are, unless otherwise stated, tax resident in Sweden. The summary is based on current legislation and is intended to provide general information only. The summary does not cover situations where shares and warrants are held as current assets in business operations. Furthermore, the summary does not consider special rules that may be applicable when shares and warrants in Niscayah are treated as shares held for business purposes.1) The tax treatment of each individual shareholder and warrant holder depends in part on the holder’s particular circumstances. Each holder of shares and warrants is advised to consult a tax advisor for information on specific tax consequences that could arise from the Offer, including the applicability and effect of foreign tax legislation and provisions contained in tax treaties for the avoidance of double taxation.

TAX CONSEQUENCES IN RELATION TO THE DISPOSAL OF SHARES IN NISCAYAH

General

A disposal of shares in Niscayah will give rise to a capital gain or a capital loss. The capital gain or loss is computed as the difference between the sales proceeds (reduced by selling expenses) and the tax acquisition value of the shares. The point of disposal for tax purposes normally occurs when there is a binding agreement regarding a transfer of shares between the parties.

When computing the capital gain or loss, the average tax acquisition value for all shares of the same class and type should be applied in accordance with the so-called average method. As regards listed shares, the so-called standard method may however be used as an alternative to the average method. This means that the tax acquisition value may be calculated as 20 per cent of the sales proceeds after deduction of selling expenses.

Taxation of individuals

For individuals, capital gains are taxed in the capital income category (together with e.g. interest income and dividends). The tax rate in the capital income category is 30 per cent.

Capital losses on listed shares, such as the shares in Niscayah, may be fully offset against taxable capital gains on shares (listed as well as unlisted) and listed securities that are taxed as shares, provided that the capital gain is realized in the same year as the capital loss. A capital loss on listed shares which cannot be offset against a capital gain is deductible as to 70 per cent of the loss.

Should a net loss arise in the capital income category in a given year, a reduction is granted of the tax on income from employment and business operations, as well as property tax and municipal estate charges. This tax reduction is granted at 30 per cent of the part of the net loss that does not exceed SEK 100,000 and at 21 per cent of any remaining net loss.

Taxation of limited liability companies

For limited liability companies, all income is taxed as income from business activities at a rate of 26.3 per cent. Capital losses on shares, warrants and other securities can normally only be offset against capital gains on shares, warrants and securities that are taxed as shares. If a company does not have the possibility to offset a capital loss against a capital gain, the capital loss can be offset against another company’s capital gains on shares, warrants and securities that are taxed as shares, provided, inter alia, that the companies can give each other tax deductible group contributions. A capital loss which cannot be offset against capital gains on shares in a given year, can be carried forward without any limitation in time and can be offset against future capital gains on shares, warrants and securities that are taxed as shares. Special rules may apply to certain categories of companies, such as investment funds and investment companies.

1)	Listed shares are deemed to be held for business reasons if the shares are held as capital assets and the holding (i) represents at least 10 per cent of the voting rights, or (ii) otherwise is considered necessary for the business conducted by the holding company or any of its affiliates. Furthermore, the shares must have been held for business reasons for a certain period of time in order for dividends and capital gains to be tax exempt.

Tax issues in Sweden

TAX CONSEQUENCES IN RELATION TO THE DISPOSAL OF WARRANTS IN NISCAYAH

The disposal of warrants under the Offer gives rise to capital gains taxation. The standard method may not be applied when determining the acquisition cost of non-listed warrants.

For individuals, capital gains are taxed in the capital income category at a rate of 30 per cent. 70 per cent of a capital loss on non-listed warrants is deductible in the income from capital category.

For limited liability companies, capital gains on non-listed warrants are taxed as ordinary business income at a rate of 26.3 per cent. Capital losses on non-listed warrants may be offset only against taxable gains on shares and other securities that are taxed as shares. Such capital losses may, under certain circumstances, also be deductible against capital gains on such securities within the same group of companies provided the requirements for group contributions are met. Capital losses, which have not been utilized within a certain year, may be carried forward and be offset against eligible capital gains in future years without limitation in time.

CERTAIN SWEDISH TAX ISSUES FOR HOLDERS OF SHARES AND WARRANTS THAT ARE NOT TAX RESIDENT IN SWEDEN

Holders of shares and warrants in Niscayah that are not tax resident in Sweden will normally not be subject to capital gains taxation in Sweden on the disposal of shares and warrants (see below for certain exceptions). Such holders may however be subject to taxation in their state of residence. Such holders should therefore consult their own tax advisors in order to determine the tax consequences that could arise as a result of the Offer.

Individuals not tax resident in Sweden could be subject to capital gains taxation in Sweden upon the disposal of Swedish shares and warrants issued by Swedish companies if they have been residents in Sweden or have habitually resided in Sweden at any time during the calendar year of disposal or the ten calendar years preceding the year of disposal. In a number of cases though, the application of this rule is limited by an applicable tax treaty. However, it should be noted that the effect of applicable tax treaties on Swedish taxation of capital gains on shares and warrants is to some extent uncertain.

A limited liability company not tax resident in Sweden could be subject to capital gains taxation in Sweden if, inter alia, the company has a permanent establishment in Sweden to which the disposed shares and warrants are attributable.

Auditor’s report regarding summary of historical financial information

TO THE BOARD OF DIRECTORS OF NISCAYAH GROUP AB (PUBL)

We have audited the summarized historical financial statement for Niscayah Group AB (publ) (“Niscayah”) on pages 17–19 which refer to the period 2008–2010, but not, however, information regarding key ratios and data per share, or the information for first quarters of financial years 2010 and 2011.

THE BOARD OF DIRECTORS’ AND THE CEO’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

The board of directors and the CEO are responsible for ensuring that the summarized historical financial statements on pages 17–19, as regards Niscayah, are consistent with those financial statements provided in the annual reports for 2008, 2009 and 2010 and the interim financial reports for the first quarters of 2010 and 2011, respectively, and that these financial statements have been accurately reproduced. The board of directors is also responsible for the fair presentation of the information in accordance with the Financial Instruments Trading Act (1991:980) and the regulations of NASDAQ OMX concerning public takeover bids on the stock market.

THE AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on these summarized historical financial statements based on our audit. We conducted our audit in accordance with FAR’ Recommendation RevR 5 Examination of Prospectuses.

OPINION

In our opinion, the information provided in the historical financial statements for the financial years 2008–2010 has been accurately reproduced.

We have audited the annual reports for the years 2008–2010. We have submitted auditor’s reports in accordance with the standard formulation for each of these financial years.

Stockholm, on July 21, 2011

PricewaterhouseCoopers AB

Bo Lagerström

Authorized Public Accountant

Agreement with Niscayah

Niscayah Group AB
Box 12545
10229 Stockholm, Sweden

26 June 2011

Re: Offer for all shares and warrants of Niscayah Group AB

Dear Sirs,

We, Niscayah Group AB ("Niscayah"), and Stanley Black & Decker, Inc. ("Stanley") have agreed terms on which Stanley may, subject to the terms and conditions set out in Stanley's letter to Niscayah of 22 June 2011, be willing to, directly or indirectly through a subsidiary, make a recommended cash offer (the "Offer") for all the shares and warrants of Niscayah. In consideration of the time and expense committed by Stanley in the preparation of the Offer and as a condition to Stanley proceeding to an announcement of the Offer, Niscayah undertakes, except as may be required by the fiduciary duties of the members of the Board of Niscayah or as required by applicable law, regulations or customary good practice on the Swedish stock market (Sw. *god sed på den svenska aktiemarknaden*) (as confirmed by written advice from external legal counsel, with an understanding that Niscayah will inform Stanley if Niscayah invokes its right under this sub-clause), to Stanley in the following terms.

1. **NOTIFICATION OF SUPERIOR PROPOSAL OR COMPETING PROPOSAL**

Niscayah hereby undertakes and agrees promptly and in any event within two days to notify Stanley in writing of any approach made to Niscayah or any of its directors, officers, employees, advisers, agents or representatives with respect to any Superior Proposal or Competing Proposal (each as defined below), and in the case of a Superior Proposal, to provide Stanley with reasonable details of the terms proposed, including, without limitation, as to price, timetable and conditionality. Niscayah may want to inform any prospective competing bidder of its duty to notify Stanley and restrictions in relation to recommendations of Superior Proposals in accordance with this letter. As of the date hereof, Niscayah represents and warrants to Stanley that there are no Superior Proposals in existence.

2. **SUPERIOR PROPOSAL**

Niscayah hereby undertakes and agrees not to accept, recommend, approve or enter into any agreement (other than customary confidentiality agreements) or arrangement (other than allowing due diligence customary for Swedish listed companies) for the implementation of a Competing Proposal unless it is a Superior Proposal and in such

LONDON:442752.7

Agreement with Niscayah

case not to do so nor withhold, withdraw, qualify, change or modify its recommendation in respect of the Offer in each case until the earlier of:

(a) Stanley having failed, within 48 hours of receiving reasonable details of the Superior Proposal and its terms, to confirm to Niscayah in writing its intention to increase the Offer to a price per share equal to or greater than that offered under the Superior Proposal (the "Intention Confirmation"); and

(b) after having made the Intention Confirmation, Stanley having failed to announce such increase within 3 days of receiving reasonable details of the Superior Proposal and its terms.

3. **RECOMMENDATION OF THE OFFER**

3.1 Subject to the terms and conditions of this letter, the independent committee of the Board of Directors of Niscayah will unanimously recommended that holders of Niscayah shares and warrants accept the Offer. Niscayah undertakes to publish a customary unanimous recommendation announcement relating to the Offer (the "**Recommendation**"), on the date of but immediately after the publication of the Offer Announcement.

3.2 Niscayah hereby consents to the inclusion of the Recommendation, together with the full text of the fairness opinions received by Niscayah in connection with the Offer, in the offer document, provided that its financial advisers approve in writing any such inclusion as well as the form and content of any reference to their opinions. Niscayah undertakes to use all reasonable commercial efforts to seek the consents of its financial advisers for the inclusion of their fairness opinions in the offer document. Niscayah further undertakes to use all reasonable commercial efforts to review and comment upon those parts of the offer document that relate to Niscayah and prepare a statement, to be included in the offer document, to that effect, and to use all reasonable commercial efforts to cause its auditor to review relevant parts of the offer document and prepare a statement on its review to be included in the offer document.

4. **PRICE-SENSITIVE INFORMATION**

Niscayah hereby confirms, as of the date hereof and will confirm as of the date of the announcement of the Offer, for itself and behalf of its directors, officers, employees, advisers, agents or representatives, that Stanley has not been provided with any information that is reasonably expected to affect the price of Niscayah's shares or which otherwise could be construed as insider information under applicable legislation.

5. **MISCELLANEOUS**

5.1 The invalidity, illegality or unenforceability of a provision of this letter does not affect or impair the continuance in force of the remainder of this letter.

5.2 All fees and expenses incurred in connection with this letter and the transactions contemplated hereby shall be borne by the party incurring such fees or expenses.

5.3 In this undertaking:

2
LONDON:442752.7

Agreement with Niscayah

(a) references to the term "Affiliate" shall be construed, in relation to a person that is a body corporate, as a reference to that person's subsidiaries (as defined in Swedish Companies Act (Sw. *Aktiebolagslagen (2005:551)*));

(b) "Competing Proposal" means any proposed or actual offer, proposed transaction or amendment or variation thereto, however, with the exception of (i) any indicated offer, transaction or amendment thereto in connection with a request for due diligence on Niscayah which does not include an indication of price, and (ii) any proposed or actual offer, proposed transaction or amendment or variation thereto from a party that, at the date hereof, has recently performed or is performing a due diligence review of Niscayah which is not presented in writing and does not include a firm indication of price, that would result in any person or persons acting in concert (other than Stanley or its Affiliates or any person acting in concert with Stanley or any of its Affiliates) whether or not in writing, contemplating, relating to or that could lead to any such person or persons, directly or indirectly, owning at least 50 per cent. of the shares of Niscayah (by number of votes or by value), any proposed or actual transaction or series of transactions (other than transaction(s) involving Stanley or its Affiliates or any person acting in concert with Stanley or any of its Affiliates) involving (a) the acquisition (whether through issuance, sale, lease or other disposition), directly or indirectly, of all or any portion of the shares or other equity interests (or options, rights or warrants to purchase, or securities convertible into, such securities) or material assets of Niscayah or any of its Affiliates (the "Target Companies") (other than inventory to be sold in the ordinary course of business consistent with past practice), or (b) any merger, consolidation, business combination, recapitalization, share exchange, liquidation, dissolution or similar transaction involving or otherwise relating to any of the Target Companies;

(c) "Superior Proposal" means a Competing Proposal which is in the reasonable opinion of Target's financial advisers is superior to the Offer from a financial point of view.

5.4 This letter shall be governed by and construed in accordance with the substantive laws of the Kingdom of Sweden. Any dispute, controversy or claim arising out of or in connection with this letter, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

3
LONDON:442752.7

Agreement with Niscayah

Yours faithfully,

NISCAYAH GROUP AB (PUBL)

....

4
LONDON:442752.7

Addresses

Stanley Black & Decker, Inc

1000 Stanley Drive

New Britain, CT 06053

United States

Tel: +1 (860) 2255111

Email: investorrelations@swkbdk.com

www.stanleyblackanddecker.com

SBD Holding AB

C/o Gernandt & Danielsson Advokatbyrå KB

Address below

ADVISORS TO STANLEY BLACK & DECKER AND

SBD HOLDING

Financial advisors

Barclays Capital, Inc.

745 Seventh Avenue

New York, NY 10019

USA

Handelsbanken Capital Markets

Blasieholmstorg 11–12

SE-106 70 Stockholm

Sweden

J.P. Morgan Securities LLP

383 Madison Avenue

New York, NY 10179

USA

Legal advisors

Cleary Gottlieb Steen & Hamilton LLP

City Place House, 55 Basinghall Street

London EC2V 5EH

England

Gernandt & Danielsson Advokatbyrå KB

Box 5747

SE-114 87 Stockholm

Sweden

Niscayah Group AB (publ)

Box 12231

SE-102 26 Stockholm

Visiting address:

Lindhagensplan 70

Sweden

AUDITORS TO NISCAYAH

PricewaterhouseCoopers AB

Torsgatan 21

SE-113 97 Stockholm

Sweden

ADVISORS TO NISCAYAH

Financial advisor

Lazard AB

Sturegatan 24

SE-114 36 Stockholm

Sweden

Legal advisor

Hannes Snellman Attorneys Ltd

Kungsträdgårdsgatan 20

SE-111 47 Stockholm

Sweden